EXHIBIT (a)(1)

                                OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                             HOMEOWNERS GROUP, INC.
                                       BY
                           CC ACQUISITION CORPORATION
                FOR TOTAL CONSIDERATION PER SHARE CONSISTING OF:
                           $.55 NET IN CASH TO SELLER
                                       AND
                         ONE CONTINGENT RIGHT TO RECEIVE
                        $1.51 FROM TAX CLAIMS ESCROW FUND

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
        STANDARD TIME, ON FRIDAY, OCTOBER 17, 1997 UNLESS THE OFFER IS
                                    EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS FOR ANY AND ALL SHARES OUTSTANDING THAT ARE NOT ALREADY HELD BY HAC, INC. ("PARENT"), CC ACQUISITION CORPORATION ("PURCHASER"), OR ANY OF THEIR AFFILIATES. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO THERE BEING A MINIMUM NUMBER OF SHARES VALIDLY TENDERED AND NOT WITHDRAWN. THE OFFER IS NOT CONDITIONED ON RECEIPT OF FINANCING.
                                 --------------

    THE BOARD OF DIRECTORS OF HOMEOWNERS GROUP, INC. (THE "COMPANY") (EXCLUDING THOSE DIRECTORS AFFILIATED WITH PARENT AND PURCHASER), ACTING ON THE
RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS (A) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT, AND THE RELATED STOCKHOLDERS AGREEMENT REFERENCED BELOW AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY THE HOLDERS OF COMPANY COMMON STOCK.

                                 --------------

PARENT AND PURCHASER HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN SELLING STOCKHOLDERS, WHICH INCLUDE ALL OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY (EXCLUDING THOSE MEMBERS OF THE BOARD AFFILIATED WITH PURCHASER AND PARENT) (THE "SELLING STOCKHOLDERS"), PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH SELLING STOCKHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT WITHDRAW) IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS THEREOF, APPROXIMATELY 12.6% OF THE COMPANY'S OUTSTANDING SHARES FOR THE OFFER CONSIDERATION.

                                 --------------
                                    IMPORTANT

    ANY HOLDER (A "STOCKHOLDER") OF SHARES (AS DEFINED HEREIN) DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER -- PROCEDURES FOR TENDERING SHARES" OR (2) REQUEST HIS OR HER
BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO HANDLE THE TRANSACTION. A STOCKHOLDER WHO HAS SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR OTHER NOMINEE MUST CONTACT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE OR SHE DESIRES TO TENDER SUCH SHARES.

    Any Stockholder desiring to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "THE TENDER OFFER -- Procedures for Tendering Shares."

    Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

September 19, 1997











INTRODUCTION                                                                                      1

SPECIAL FACTORS                                                                                   4
    1. Background of the Offer and Execution of the Merger Agreement                              4
    2. The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement             8
    3. Recommendation of the Special Committee and the Company's Board of Directors,
        Fairness of the Offer and the Merger                                                      9
    4. Opinion of Financial Advisor to the Company                                               11
    5. Purpose and Effects of the Offer and the Merger; Reasons for the Offer and
        the Merger                                                                               15
    6. Plans for the Company after the Offer and the Merger                                      16
    7. The Merger Agreement; The Stockholders Agreement; The Rights Plan                         16
    8. Rights of Stockholders in the Merger                                                      22
    9. Interests of Certain Persons in the Offer and the Merger                                  24
   10. Certain U.S. Federal Income Tax Consequences                                              27
THE TENDER OFFER                                                                                 28
    1. Terms of the Offer                                                                        28
    2. Procedures for Tendering Shares                                                           28
    3. Withdrawal Rights                                                                         30
    4. Acceptance for Payment and Payment                                                        31
    5. Price Range of Shares; Dividends                                                          32
    6. Effect of the Offer on the Market for the Shares; Exchange Act Registration               32
    7. Certain Information Concerning the Company                                                33
    8. Certain Information Concerning Parent and the Purchaser                                   35
    9. Source and Amount of Funds                                                                35
   10. Purpose of the Offer and the Merger; Plans for the Company                                35
   11. Dividends and Distributions                                                               36
   12. Conditions to the Offer                                                                   36
   13. Certain Legal Matters                                                                     37
   14. Fees and Expenses                                                                         38
   15. Miscellaneous                                                                             39

SCHEDULE I:   Directors and Executive Officers of Parent and Purchaser.
SCHEDULE II:  Opinion of Raymond James & Associates, Inc.
SCHEDULE III: Text of Section 262 of the Delaware General Corporation Law.

                                       ii







To the Holders of Common Stock of
 Homeowners Group, Inc.:

                                  INTRODUCTION

    CC Acquisition Corporation, a Delaware corporation (the "Purchaser"), a wholly-owned subsidiary of HAC, Inc., a Florida corporation ("Parent"), hereby offers (the "Offer") to purchase any and all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Homeowners Group, Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Associated Rights"; and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of November 1, 1990, between the Company and Continental Stock Transfer and Trust Company, as Rights Agent, as amended, (the "Rights Plan") for total consideration of up to $2.06 per Share, $.55 of which shall be net to seller in cash (the "Cash Price"), and $1.51 of which shall be held in an escrow account (the "Escrow Account") pending resolution of certain tax liabilities that may be assessed against the Company (the "Escrow Right") (the Cash Price and the Escrow Right, sometimes hereinafter referred to as the "Offer Consideration").

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 14, 1996 (the "Original Merger Agreement") among the Company and The Cross Country Group, Inc. ("Cross Country") and CHGI Acquisition Corporation ("CHGI"), as amended as of October 31, 1996 (the "First Amendment"), January 31, 1997 (the "Second Amendment"), July 1, 1997 (the "Third Amendment"), and September 9, 1997 (the "Last Amendment"). The Original Merger Agreement, as so amended, shall sometimes hereinafter be referred to as the "Merger Agreement." The Merger Agreement provides that, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all of the conditions to the Merger (as defined below), (a) Purchaser, as assignee of the rights and obligations of CHGI under the Merger Agreement shall be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and wholly owned directly by Parent; and (b) each of the Shares of the Company, outstanding at the effective time of the Merger (other than Shares held by Purchaser and its affiliates and Stockholders who have perfected their statutory appraisal rights under Delaware law), shall be converted into the right to receive the Offer Consideration. The Merger Agreement is more fully described in "SPECIAL FACTORS -- The Merger Agreement; The Stockholders Agreement; The Rights Plan."

    Prior to execution of the Last Amendment, the Merger Agreement provided for each outstanding Share to be converted in the Merger into the right to receive $2.06 per Share net in cash.

    On June 9, 1997, one week prior to the scheduled Special Meeting of Stockholders called for the purpose of ratifying the Merger, the Company received Notices of Proposed Adjustments from the Internal Revenue Service (the "IRS") proposing to disallow approximately $20 million in losses that the Company had taken on its Federal Income Tax Returns for taxable years 1993, 1994 and 1995 (the "Tax Claims"). The Tax Claims could result in the Company being liable for approximately $6.5 million of tax, plus approximately $2.0 million in interest. Although not assessed to date, the IRS could impose penalties. The Company disputes any liability associated with the Tax Claims and intends to vigorously defend any such claims associated therewith. See "SPECIAL FACTORS -- The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement."

    As a result of the Tax Claims, and in accordance with the Last Amendment, the Company and Parent have agreed that $1.51 of the Offer Consideration will be held in the Escrow Account pending resolution of the Tax Claims. Accordingly, if the conditions to the Offer are met, Parent has agreed that, immediately preceding consummation of the Offer, it will enter into an escrow agreement (the "Escrow Agreement") with PNC Bank, New England (the "Escrow Agent") and, contemporaneously therewith, deposit cash funds or an irrevocable standby letter of credit (the "Letter of Credit") into the Escrow Account in an amount equal to $1.51 for each Share validly tendered and not withdrawn immediately prior to consummation of the Offer. In addition, Parent has agreed that immediately preceding consummation of the Merger, it will deposit additional cash funds or increase the Letter of Credit held in the Escrow Account by an amount equal to $1.51 for each Share outstanding immediately prior to the Effective Time of the Merger (other than any Shares owned by Parent or its affiliates, validly tendered in the Offer or known to be Dissenting Shares). The deposited cash funds or Letter of Credit held in the Escrow Account prior to consummation of the Offer, and prior to the effective time of the Merger shall hereinafter be collectively referred to as the "Escrow Funds". See "SPECIAL FACTORS -- The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement."

    Tendering Stockholders (and each Stockholder whose Shares will be converted in the Merger) shall be deemed to own, without any further action, one Escrow Right for each Share validly tendered in the Offer or converted in the Merger, as applicable. Each Escrow Right shall entitle the holder to receive its pro rata portion of the funds


                                       1





from the Escrow Account (up to a maximum of $1.51 per Share) if and when there is a settlement of the Tax Claims with the IRS. The Company has advised Purchaser that, as of September 17, 1997, there were 5,558,350 Shares issued and outstanding. Parent and its affiliates have acquired 1,638,500 Shares or 29.5% of the Shares outstanding. Based upon the foregoing, and assuming all Shares not then owned by Parent or its affiliates are tendered in the Offer or converted in the Merger, Parent will be obligated to deposit a maximum of $5,918,973.50 in Escrow Funds into the Escrow Account. Any settlement of the Tax Claims, net of the expenses, will be divided pro-rata among Parent, its affiliates and the public Stockholders. Accordingly, assuming all Shares are acquired in the Offer and the Merger, 29.5% of any net settlement will be paid by Parent and its affiliates, and 70.5% will be paid out of the Escrow Funds with the balance of the Escrow Funds then being distributed to those Stockholders who have tendered their Shares in the Offer or whose Shares have been converted in the Merger.

    Escrow Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy, and will not be evidenced by any certificate or other instrument. No dividends will be paid with respect to the Escrow Rights, and they will not bear any stated rate of interest or have any voting or other stockholder rights. The Escrow Rights will represent only the contingent right to receive the funds from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement. Escrow Right holders may be entitled to receive a portion of any funds recovered from any person or entity that is found to be liable for any portion of the settlement paid to the IRS. See "SPECIAL FACTORS -- The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement."

    THE BOARD OF DIRECTORS OF THE COMPANY (EXCLUDING THOSE DIRECTORS AFFILIATED WITH PARENT AND PURCHASER), ACTING ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS (A) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE
STOCKHOLDERS OF THE COMPANY, (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE RELATED STOCKHOLDERS AGREEMENT REFERENCED BELOW AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY STOCKHOLDERS.

    Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of MacKenzie Partners, Inc., as Information Agent for the Offer (the "Information Agent"),and Continental Stock Transfer & Trust Company, as the Depositary (the "Depositary") in connection with the Offer. See "THE TENDER OFFER -- Fees and Expenses."

    The Company's financial advisor, Raymond James & Associates, Inc. ("Raymond James"), has delivered to the Company's Board of Directors a written opinion, dated September 16, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, consideration to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the opinion of Raymond James is set forth in Schedule II hereto and is contained in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the United States Securities and Exchange Commission (the "Commission") in connection with the Offer (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 14D-9"), which is being mailed to Company Stockholders herewith and should be read carefully in its entirety. The opinion of Raymond James is directed to the Company's Board of Directors and relates only to the fairness of the consideration to be received in the Offer and the Merger by holders of Shares from a financial point of view, does not address any other aspect of the Offer or the Merger or related transactions, and is not intended to constitute, and does not constitute an opinion regarding the potential tax liabilities faced by the Company, or a recommendation to any Stockholder as to whether such Stockholder should tender Shares in the Offer. See "SPECIAL FACTORS -- Opinion of Financial Advisor to the Company."

    THE OFFER IS FOR ANY AND ALL SHARES OUTSTANDING THAT ARE NOT OWNED BY PARENT, PURCHASER, OR ANY OF THEIR AFFILIATES. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO THERE BEING A MINIMUM NUMBER OF SHARES VALIDLY TENDERED AND NOT WITHDRAWN. THE OFFER IS NOT CONDITIONED ON RECEIPT OF FINANCING. SEE "THE TENDER OFFER -- CONDITIONS TO THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.



                                       2





    The Company has advised Purchaser that, as of September 17, 1997, there were approximately 100 record holders of Shares and approximately 456,550 Shares subject to employee stock options (the "Options"). Including 702,481 Shares (12.6%) beneficially owned by Parent by virtue of the Stockholders Agreement, Parent beneficially owns an aggregate of 2,356,981 Shares, or 42% of all Shares outstanding. Based upon the foregoing information, Purchaser would own more than a majority of the Shares outstanding if approximately 447,750 additional Shares were validly tendered and not withdrawn in the Offer. In connection with the transactions contemplated by the Merger Agreement, all of the Shares beneficially owned by Parent and Purchaser will be voted in favor of approval and adoption of the Merger and the Merger Agreement.

    Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger and the Merger Agreement by the affirmative vote of the holders of more than 50% of the outstanding Shares. If Parent and Purchaser own more than 50% of the outstanding Shares after consummation of the Offer, and such a meeting is called, Parent and Purchaser will own a sufficient number of Shares to approve and adopt the Merger and the Merger Agreement without requiring the vote or proxy of any other Stockholder. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger." In addition, under the Delaware General Corporation Law (the "DGCL"), if Parent and Purchaser own at least 90% of the outstanding Shares upon consummation of the Offer, Purchaser will be able to approve and adopt the Merger and the Merger Agreement without calling a meeting of the Company's Stockholders and without the approval of any Stockholders other than Parent and Purchaser. Therefore, in accordance with the DGCL, in the event that Parent and Purchaser own at least 90% of the outstanding Shares upon consummation of the Offer, all necessary and appropriate action will be taken to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of Stockholders. If, however, Parent and Purchaser do not own at least 90% of the outstanding Shares and a meeting and approval of the Company's Stockholders is required under DGCL, as described above, a longer period of time will be required to effect the Merger. Under the Merger Agreement, if at any scheduled expiration date of the Offer, all conditions to the Offer have been satisfied, but the number of Shares beneficially owned by Parent, together with the number of Shares tendered into the Offer, is less than 90% of the outstanding Shares, Purchaser shall be entitled to extend the Offer from time to time without the consent of the Company (for not more than 20 business days) in order to permit Purchaser to solicit additional Shares to be tendered into the Offer. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger."

    No appraisal rights are available in connection with the Offer, but may be available in connection with the Merger. See "SPECIAL FACTORS -- Rights of Stockholders in the Merger."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.



                                       3





                                 SPECIAL FACTORS

1. BACKGROUND OF THE OFFER AND EXECUTION OF THE MERGER AGREEMENT.

    The following information is based on the knowledge of Parent and Purchaser to the extent describing matters within the knowledge of Parent and Purchaser (including certain activities of the Company and the Company's Board of Directors), and/or based upon publicly available information.

    In January, 1995, the Company received several unsolicited inquiries from unaffiliated third parties relating to various proposed transactions with the Company, including the purchase of all of the outstanding Shares of the Company. In response to these inquiries, the Company formed a Special Committee of the Company's Board of Directors to evaluate the alternatives available to the Company. The Special Committee retained Raymond James to act as its exclusive financial advisor to assist the Company in evaluating the possible alternatives to maximize Stockholder value, including remaining independent, effecting a corporate restructuring, obtaining new financing, sale of various operating assets of the Company, initiating discussions with others regarding the acquisition of the Company and other possible forms of business reorganization.

    On December 13, 1995, a jury in the Court of Common Pleas of Franklin County, Ohio, rendered a verdict against Homeowners Marketing Services, Inc., a subsidiary of the Company ("HMS"), in favor of Acceleration National Insurance Company ("ANIC") in the amount of $5,156,022 (the "Judgment"). The Company then engaged in negotiations with ANIC in an effort to reach a settlement with respect to payment of the Judgment.

    The contacts between the Company and Cross Country originally began with discussions regarding joint marketing of products in February, 1996. A subsequent meeting was held in March, 1996 in New York City at which Cross Country proposed acquiring the Company. This meeting was attended by Carl Buccellato, Gary Lipson and Diane Gruber, on behalf of the Company, and Howard Wolk, Sidney Wolk and Nathan Wolk, on behalf of Cross Country. Cross Country originally proposed advancing funds to the Company to satisfy the Judgment, with such funds being secured by a lien on Company assets. The Company representatives rejected this proposal in favor of an acquisition of the Company by Cross Country.

    On March 15, 1996, Cross Country proposed to acquire the outstanding Shares of the Company at $1.95 per share. On April 30, 1996, Cross Country proposed to acquire the outstanding Shares of the Company at $2.10. The foregoing proposals were based solely on Cross Country's review of publicly available information because Cross Country and the Company could not agree upon the terms of a Confidentiality Agreement. Specifically, the Company required that, among other things, Cross Country agree to abstain from making a tender offer for the Shares for a period of one year as a condition to any sale negotiations. Upon agreement with Cross Country on May 3, 1996 as to the terms of a confidentiality agreement, the Company provided information to Cross Country.

    The Special Committee established May 9, 1996 as a deadline for submission of bids to acquire the Company. On May 7, 1996, Raymond James, on behalf of the Company, notified Cross Country of the May 9, 1996 deadline.

    The only bid received prior to the deadline was from Cross Country. On May 10, 11, 13 and 14, counsel to the Special Committee, Raymond James and counsel to Cross Country had further negotiations regarding the specific terms of the Original Merger Agreement, including the representations and warranties to be provided by the Company and various conditions precedent to the closing. The Original Merger Agreement was signed by the Company, Cross Country and CHGI on May 14, 1996 and reflected the right of Stockholders to receive $2.35 per Share.

    In connection with the execution of the Original Merger Agreement, Cross Country executed a voting agreement with the members of the Board of Directors of the Company, pursuant to which the Board of Directors granted Cross Country proxies to vote the 698,481 Shares then held by the Board of Directors as to all matters related to the Merger.

    On June 14, 1996, Cross Country advised the Company that pursuant to the terms of the Original Merger Agreement, the rights and obligations of CHGI had been assigned to Purchaser.



                                       4






INTERIM AMENDMENTS TO THE MERGER AGREEMENT

    Following execution of the Original Merger Agreement, Cross Country became aware of various claims against, and contractual obligations of, the Company which Cross Country determined were materially different from the representations made by the Company to Cross Country in the Original Merger Agreement. Cross Country advised the Company that these obligations and contractual claims, as discussed below, committed the Company to various payments and obligations which had a material adverse impact on the valuation of the Company. Cross Country therefore notified the Company that it would be unwilling to consummate the Merger unless such obligations and relationships were terminated or modified in a manner that did not have a material adverse impact on the valuation of the Company. As an alternative, Cross Country offered to consummate the Merger without resolution of these issues at $1.80 per Share.

    Settlement of the claims and contractual obligations required the payment of funds by the Company or the commitment to pay funds upon consummation of the Merger. One such situation, a claim by the Company's franchisees that payments were due to them for 1995 and 1996 as a result of profit sharing agreements was first brought to Cross Country's attention in July, 1996. This claim was disputed by the Company, but settled by the Company committing to make a payment of $591,965 to its franchisees. The provider of reinsurance for the Company's warranty products alleged its arrangement with the Company was exclusive. Although the Company disputed such a claim, the contract was terminated for a payment by the Company of approximately $260,000. The Company was required to pay approximately $175,000 in order to terminate an employment arrangement, which it had represented would be terminated without cost. In another case, a claim by a supplier of marketing services to the Company that it is entitled under an existing agreement to continuing royalties from the sale of certain products, which rights it was willing to waive for a payment of approximately $700,000, remained unresolved.

    Upon quantification of the costs associated with the foregoing obligations, and in light of the Company's ongoing and potential obligation to make payments associated therewith, Cross Country and the Company agreed to proceed with the Merger at $2.06 per Share and entered into the First Amendment.

    In connection with negotiating the First Amendment, the Company attempted to obtain from ANIC an extension of its October 31, 1996 deadline for foregoing action to collect on the Judgment. When ANIC refused to grant such an extension, and in order to allow the Merger to proceed without ANIC foreclosing on the Judgment, The Cross Country Group, LLC, an affiliate of Cross Country ("CCG") purchased the rights of ANIC under the Judgment. The balance of the Judgment had been reduced by a payment by the Company on September 4, 1996 of $1,401,485.20, representing the proceeds of a federal income tax refund received by the Company. CCG then entered into an agreement with the Company and HMS which extended the period during which CCG would agree to take no action with respect to the Judgment until January 31, 1997 (the "Settlement Agreement") (this date was extended until the earlier of: (i) August 7, 1997 or (ii) termination of the Merger Agreement as part of the interim amendments to the Original Merger Agreement, and further extended to November 14, 1997 as part of the Last Amendment). In consideration of CCG's agreeing to extend the date for enforcement of the Judgment, the Company guaranteed the payment of the Judgment against HMS and pledged the shares of HMS and Homeowners Marketing Services International ("HMSI"), the franchisor subsidiary of the Company, as collateral for its guaranty. In addition, HMS, HMSI and CCG entered into a Security Agreement, dated as of October 31, 1996, pursuant to which HMS and HMSI granted security interests in their assets to secure the obligation to repay the Judgment.

    In connection with the First Amendment and the Settlement Agreement, the Company also amended the Rights Plan to permit Cross Country and its affiliates to purchase an unlimited number of Shares in unsolicited privately negotiated transactions without becoming an "Acquiring Person," or an "Adverse Person," and without causing the Associated Rights to separate or become exercisable (as such terms are defined in the Rights Plan). Such amendment was not effective until three days after announcement that the Rights Plan was amended and was only to be effective so long as no other offers were received to purchase the Company during that three-day period. The three-day period expired without receipt of any such offers. On December 20, 1996, Parent acquired 120,000 Shares at $1.73 per Share in a single, unsolicited privately negotiated transaction, bringing the total ownership by Parent and its affiliates to 611,500 Shares.

    As a result of the Merger not being completed prior to the January 31, 1997 deadline established by the First Amendment, the Company and Cross Country entered into the Second Amendment on February 3, 1997, effective January 31, 1997. The Second Amendment extended the time period for consummation of the Merger and the time for satisfaction of the Judgment referred to above until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement for any reason.



                                       5





    On May 6, 1997, Parent acquired an additional 1,027,000 Shares at $2.03 per Share in a single, unsolicited privately negotiated transaction, bringing the total ownership by Parent and its affiliates to 1,638,500 shares. As a condition to the May 6, 1997 purchase, Parent represented to the Company that neither it nor its affiliates would seek to change the Company's management or Board of Directors, or otherwise exercise control of the Company prior to consummation of the Merger.

    On June 9, 1997, ten days prior the Special Meeting at which Stockholders were to ratify the Merger, the Company notified Cross Country that it had received Notices of Proposed Adjustments from the IRS proposing to disallow approximately $20 million in losses that the Company had taken on its Federal Income Tax Returns for taxable years 1993, 1994 and 1995 (the "Tax Claims"). The Tax Claims could result in the Company being liable for approximately $6.5 million of tax, plus approximately $2.0 million in interest. Although not assessed to date, the IRS could also impose penalties.

    On June 13, 1997, Cross Country, on behalf of itself and its affiliates, notified the Company that the Tax Claims constituted a "Company Material Adverse Effect" under the Merger Agreement, and gave the Company formal notice of its election not to proceed with the Merger without modification to address the Tax Claims.

    On June 16, 1997, representatives of Cross Country and their counsel met with Company counsel and Gary Lipson, a member of the Company's Board of Directors and the Chairman of the Special Committee. At that meeting, Cross Country proposed a third amendment to the Merger Agreement that would have made adjustments in the $2.06 per Share to be paid in the Merger to reflect the potential liability associated with the Tax Claims.

    In anticipation of the Company more fully evaluating the Tax Claims liability, Cross Country and the Company agreed to execute the Third Amendment, which extended the Merger Agreement from June 30, 1997 to July 31, 1997, but did not address any modification to the $2.06 per share to be paid under the Merger Agreement.

LAST AMENDMENT OF THE MERGER AGREEMENT

    Cross Country and the Company again commenced discussions in the middle of July, 1997. On July 30, 1997, Cross Country proposed a fourth amendment to the Merger Agreement under which Parent, or one of its affiliates, would commence a tender offer for all outstanding Shares at a price of $2.06 per Share, $.50 of which would be paid in cash, and $1.56 of which would be held in an escrow account pending resolution of the Tax Claims liability.

    Under such proposal, approximately $6 million would have been held in escrow pending any settlement of the Tax Claims liability with the IRS. Upon any favorable resolution of the Tax Claims that resulted in the potential liability payable out of escrow being less than $6 million, the balance of the escrow amount would have been paid to Company Stockholders.

    On July 31, 1997, the Company advised Cross Country that it could not complete review of the documentation necessary for execution of the proposed fourth amendment because the Board of Directors first required resolution of the terms of the escrow arrangement, including control over any settlement of the Tax Claims with the IRS. On July 31, 1997, the Company and Cross Country agreed to extend the Third Amendment to August 7, 1997.

    On the morning of August 7, 1997, the Company notified Cross Country that there were a number of unresolved issues associated with the proposed fourth amendment, and that it had received two inquiries with respect to acquisition of the Company. Based upon the foregoing, the Company requested another extension to September 2, 1997.

    On August 8, 1997, Cross Country responded by proposing another extension to August 15, 1997. In addition, Cross Country offered to negotiate an all cash offer in lieu of the proposed escrow arrangement.

    The Company rejected the additional extension and on August 11, 1997, Parent formally demanded that the Company call a Special Meeting in lieu of Annual Meeting, and gave the Company notice of its intention to nominate persons for positions on the Board of Directors, and to remove the incumbent members of the Board of Directors.

    On August 13, 1997, Parent requested that the Company hold an Annual Meeting on September 30, 1997, and gave the Company notice of its intention to nominate
(i) one candidate to replace the single director whose term expired in 1996, and
(ii) two candidates to replace the two directors whose terms expire in 1997. Parent also gave the Company notice of its intention to present a proposal at the Annual Meeting calling for the removal of the remaining incumbent directors without cause.

    On August 14, 1997, Parent requested a meeting with the professionals handling the Tax Claims for the Company in order to permit Parent to assess the likely impact of the Tax Claims on the Company and formulate an all-cash offer.

    On August 15, 1997, the Company responded to Parent's request advising that it would arrange such a meeting, provided Parent agreed to (i) execute a confidentiality agreement, (ii) withdraw its demand for a meeting of Stockholders, and (iii) agreed to forbear from taking any action with respect to the Judgment.



                                       6





    On August 18, 1997, Parent notified the Company that it was unwilling to withdraw its demand for an Annual Meeting, and notified the Company that it had commenced litigation in Delaware Chancery Court seeking to compel the Company to hold an Annual Meeting, and a declaration that three out of five members of the Company's Board of Directors were to stand for re-election at such meeting. Cross Country further notified the Company, that in the interest of reestablishing cooperation, it would be willing to forbear from taking any action with respect to the Judgment until 5:00 P.M. on September 2, 1997, provided that the Company: (i) agreed that it would not, prior to that time, enter into any letter of intent or binding agreement with respect to the sale of any stock or assets of the Company, or any subsidiary thereof; (ii) scheduled by August 19, 1997, an Annual Meeting of Stockholders for September 30, 1997; and
(iii) delivered to Parent for receipt by August 22, 1997, the Stockholders list, and committed to update such information on a weekly basis. Parent also enclosed a demand for inspection of the Company's Stockholder list in accordance with
Section 220 of the DGCL.

    On August 21, 1997, the Company notified Parent that the Company's Board of Directors had held a meeting earlier that day and (i) established November 14, 1997 as the date for the Company's next Annual Meeting of Stockholders, (ii) set September 17, 1997 as the Record Date for the Annual Meeting, and (iii) acknowledged that the business at the Annual Meeting would include the election of directors with respect to the classes whose terms expired in 1996 and would expire in 1997. The Company also agreed to comply with the demand of Parent to inspect and obtain copies of the Company's Stockholder list, and updates thereof. In addition, the Company notified Parent that it had amended its Rights Plan so that any acquisition of shares of the Company by Parent or any of its affiliates after August 22, 1997 would no longer be exempt under the Rights Plan.

    On August 21, 1997, the Company also advised Parent that at least three members of the Company's Board of Directors had agreed to support a tender offer by Purchaser for all outstanding Shares at $.55 in cash and the contingent right to receive $1.51 from the Escrow Account.

    On August 28, 1997, the Company advised Parent that earlier that day, the Company's Board of Directors met and took the following actions: (i) elected Howard L. Wolk to the Company's Board of Directors, (ii) elected Richard Knox as Executive Vice-President and Chief Operating Officer of the Company; (iii) elected Alan Pyles as the Company's Vice-President of Real Estate Operations; and (iv) called the next meeting of the Board of Directors for Tuesday, September 9, 1997 in order to ratify the Last Amendment.

    In addition to the foregoing, the Company and Parent agreed, effective August 28, 1997, as follows: (a) Howard L. Wolk will resign from the Company's Board if, and when, either (i) CCG or any affiliate executes on the Judgment, or
(ii) Parent, or one of its affiliates does not commence a tender offer (negotiated or otherwise) for the outstanding shares of the Company by September 17, 1997; (b) until 5:00 P.M. on Wednesday, September 17, 1997, neither the Company, nor any Company subsidiary, officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any Company subsidiary shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals by, or engage in any discussions or negotiations with, or provide information to, or enter into any agreement with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any takeover transaction, and any such discussions or negotiations shall be terminated immediately; (c) until 5:00 P.M. on Wednesday, September 17, 1997, CCG and its affiliates will forbear from exercising its rights under the Judgment; and (d) the Company will cause its transfer agent to provide Cross Country with a copy of a list of its Stockholders as of August 18, 1997 and as of August 28, 1997.

    On September 9, 1997, the Company's Board of Directors convened a meeting at the Company to ratify the final terms of the Last Amendment. Howard L. Wolk, President of Parent and Robert M. Rosen, legal counsel to Parent, were present at the Company and addressed the Board of Directors at various times during its deliberations. During one such time, the Board of Directors notified Mr. Wolk and Mr. Rosen that the Special Committee had received a proposal from American Home Shield, Inc., and that it was evaluating the terms and conditions of the proposal.

    After a prolonged period of deliberations by the Board of Directors, which did not include Mr. Wolk or Mr. Rosen, the Board of Directors voted to ratify the Last Amendment. Gary L. Lipson, a member of the Board of Directors voted against ratifying the Last Amendment.

    On September 9, 1997, Purchaser and the Company entered into the Last Amendment to the Merger Agreement.

    On September 16, 1997, at a meeting of the Company's Board of Directors, and after a review of the final documentation associated with the Last Amendment, including a requirement that the Escrow Agreement be modified, Raymond James delivered its final written opinion that the Merger Agreement and the transactions contemplated thereby were fair to Stockholders from a financial point of view.

    A description of certain of the activities of the Company's Board of Directors and the Special Committee can be found in "Item 4. The Solicitation or Recommendation" in the Schedule 14D-9.




                                       7






2. THE TAX CLAIMS; THE ESCROW AGREEMENT; THE TAX CONTINGENCY SETTLEMENT
    AGREEMENT.

    The Tax Claims. On June 9, 1997, the Company received Notices of Proposed Adjustments from the IRS proposing to disallow approximately $20 million in losses that the Company had taken on its Federal Income Tax Returns for taxable years 1993, 1994 and 1995 (the "Tax Claims"). The Tax Claims could result in the Company being liable for approximately $6.5 million of tax, plus approximately $2.0 million in interest. Although not assessed to date, the IRS could also impose penalties. The Company has not yet been able to determine the extent or probability of any liability to the IRS in settlement of the Tax Claims.

    The Escrow Agreement. Based upon the uncertainty of the Tax Claims liability, and in accordance with the terms of the Last Amendment, the Company and Parent have agreed that $1.51 of the Offer Consideration will be held in the Escrow Account pending resolution of the Tax Claims. Immediately preceding consummation of the Offer, Parent has agreed to deposit, either in cash or an irrevocable standby letter of credit, (the "Letter of Credit") into the Escrow Account, an amount equal to $1.51 for each Share validly tendered and not withdrawn pursuant to the Offer. In addition, immediately preceding consummation of the Merger, Parent has agreed to deposit, either in cash or through an increase in the Letter of Credit, an additional $1.51 for each Share outstanding immediately prior to the effective time of the Merger (other than any Shares owned by Parent or its affiliates, Shares validly tendered, or any Shares as to which Dissenter's Rights are perfected). The cash funds or the Letter of Credit deposited into the Escrow Account prior to consummation of the Offer and the Merger shall hereinafter be collectively referred to as the "Escrow Funds".

    Under the Escrow  Agreement,  the Escrow Agent shall  distribute  the Escrow
Funds: (a) in accordance with any written notices received containing mutually agreed upon directions of the Company and the Stockholder Representatives (as defined below); or (b) in accordance with written notices given by either the Company or the Stockholder Representatives, provided that the Escrow Agent has provided a copy of such notice to the other party, and such other party has not objected thereto within five (5) business days after the Escrow Agent has so delivered a copy of such notice. If either the Company or the Stockholder Representatives object to such notice, such objecting party must deliver to the other party and the Escrow Agent a written notice describing such objections in reasonable detail (a "Dispute Notice"). Upon receipt of any Dispute Notice, the Escrow Agent shall not distribute the Escrow Funds, but shall continue to hold the Escrow Funds until receipt of either (x) written notice containing mutually agreed upon directions signed by both the Company and the Stockholder
Representatives, or (y) written notice from the Company or the Stockholder Representatives that a final judgment or binding arbitration decision has been rendered and is in full force and effect as to the Escrow Funds, and a copy of such final judgment or binding arbitration is delivered with such notice, at which time the Escrow Agent shall distribute the Escrow Funds pursuant to such mutually agreed upon written notice or such written notice of the Company or Stockholder Representatives (accompanied by such final judgment or binding arbitration), as the case may be.

    The Tax Contingency Settlement Agreement. In accordance with the terms of the Last Amendment, immediately prior to consummation of the Offer, Parent and certain members of the Company's Board of Directors (the "Stockholder Representatives") have agreed to enter into a Tax Contingency Settlement Agreement.

    The Tax Contingency Settlement Agreement requires Parent to use its best efforts consistent with reasonable business practices to cause the Company to achieve a resolution of the Tax Claims. Upon receipt from the IRS of a proposed settlement of the Tax Claims (the "Proposed Settlement"), Parent will advise the Stockholder Representatives in writing of the Proposed Settlement and all costs and expenses associated therewith (the "Settlement Amount"). Parent shall have the right, in its sole discretion, to either accept or reject the Proposed Settlement. If Parent elects to accept the Proposed Settlement, it shall notify the Stockholder Representatives in writing. Within five (5) days after receipt of such notification, Parent and the Stockholder Representatives shall direct the Escrow Agent to disburse the Escrow Funds as follows:

    a. To the Escrow Agent in payment of all costs, expenses and indemnities of the Escrow Agent.

    b. To Parent, the Settlement Amount increased by all interest accrued on such portion of the Escrow Funds multiplied by a fraction (i) the numerator of which is equal to the number of Shares either accepted in the Offer or converted in the Merger and (ii) the denominator of which is the number of Shares issued and outstanding as of the date hereof ("Outstanding Shares").

    c. To the Exchange Agent (for distribution to the former Stockholders of Company who have tendered their Shares or whose Shares have been converted in the Merger), the balance of the Escrow Funds increased by all interest accrued on such portion of the Escrow Fund.



                                       8





    For example, assuming (i) 5,558,350 Shares outstanding, and (ii) all Shares not then owned by Parent or its affiliates, approximately 4,000,000 Shares, are tendered in the Offer or converted in the Merger, then approximately 71% (4,000,000/5,558,350) of any Settlement Amount, net of expenses, will be distributed to Parent to cover the Settlement Amount, and the remainder of the Escrow Funds, if any, will be distributed to the former Stockholders of the Company who tendered their Shares or whose Shares were converted in the Merger.

    Reimbursement by Professionals. The Tax Contingency Settlement Agreement provides that Parent may, in its sole and absolute discretion, seek to cause the Company to recover all or any portion of the Settlement Amount paid to the IRS from any person or entity that it considers to bear responsibility therefor. If the Company receives a recovery on account of the Tax Claims (the "Tax Recovery"), then the Company shall notify the Stockholder Representatives of the amount of the Tax Recovery and all costs and expenses incurred by Parent or the Company (including, without limitation, attorneys' fees) in connection with the assertion, collection, settlement, prosecution or the investigation of the Tax Recovery. Ten days after such notice, Parent shall apply and distribute the Tax Recovery as follows:

    a. To Parent or the Company, in reimbursement of all costs and expenses incurred by Parent or the Company to third parties (including, without limitation, attorneys' fees) in connection with the assertion, collection, settlement, prosecution or investigation of the Tax Recovery.

    b. To Parent or the Company, in compensation for their internal costs and expenses in connection therewith an amount equal to 25% of the amount set forth in subparagraph a above.

    c. To the Company, the amount, if any, by which the Settlement Amount exceeds the amount deposited with the Escrow Agent.

    d. To the Company, the Net Tax Recovery (equal to the Tax Recovery reduced by the foregoing payments) multiplied by a fraction (x) the numerator of which is equal (i) to the number of Outstanding Shares reduced by (ii) the number of Shares either accepted in the Offer or converted in the Merger, and (y) the denominator of which is the number of Outstanding Shares.

    e. The balance of the Net Tax Recovery shall be distributed:
       (i)  25% to the Company, and
       (ii) 75% to the Exchange Agent (for distribution to the former Stockholders of the Company who have tendered their Shares or whose Shares were converted in the Merger), up to a maximum of $1.51 per Share.

3. RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY'S BOARD OF DIRECTORS; FAIRNESS OF THE OFFER AND THE MERGER.

    The  following  is based  on  information  provided  by the  Company  in the
Schedule 14D-9:

    The Company's Board of Directors by a majority vote, has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger are fair to and in the best interests of the holders of Shares (other than Parent, Purchaser and their affiliates), has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that all Stockholders of the Company accept the Offer and tender all their Shares. This recommendation is based in part upon an opinion (the "Fairness Opinion") received by the Company from Raymond James & Associates, Inc. ("Raymond James") that the consideration to be received by the Company's Stockholders in the Offer and the Merger is fair to the holders of Shares (other than Parent or Purchaser) from a financial point of view. No limitations were imposed by the Special Committee, Board of Directors or management of the Company on Raymond James with respect to the investigations made, or the procedures followed by it, in rendering the Fairness Opinion. For purposes of its opinion, Raymond James relied, without independent verification, on the accuracy, completeness and fairness of all financial and other information reviewed by it. The Fairness Opinion contains a description of the factors considered, the assumptions made and the scope of review undertaken by Raymond James in rendering its opinion. THE FULL TEXT OF THE FAIRNESS OPINION RECEIVED BY THE COMPANY FROM RAYMOND JAMES IS FILED AS SCHEDULE II, HERETO, AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

    Reasons for the Recommendation. As described in "Item 4. The Solicitation or Recommendation" in the Schedule 14D-9, the decision of the Special Committee to approve, and recommend adoption and approval by Stockholders of the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, followed extensive discussions of the Special Committee, including those with its financial and legal




                                       9





advisers. The Special Committee, in reaching its decision, considered the factors set forth below and the Board of Directors adopted the analysis of the Special Committee. Although all of these items, except as indicated, were considered as positive factors in concluding to recommend that the Stockholders approve and adopt the Merger Agreement, the Special Committee and the Board of Directors assigned particular weight to items (i)--(vii). Of these items, the Special Committee and the Board of Directors concluded that (i), (ii) and (iii) were of the most importance as they lead to the conclusion that the failure to consummate the transactions contemplated by the Merger Agreement would result in little opportunity for the Company to generate profits for Stockholders. Items
(iv) through (vii) were also considered to be significantly relevant because they lead to the conclusion that the Offer Consideration to be received by the Company's public Stockholders is fair and reasonable. The remainder of the items (viii--xiv) were given lesser weight and are listed in the order of the weight assigned to them.

       (i) The losses incurred by the Company in recent years.

       (ii) The effect of the ANIC Judgment and its settlement on the Company and its Stockholders. The factors considered in this regard, which the Board of Directors and Special Committee believed supported their decision to enter into the First Amendment, included the following:

           (a) the ability of the holder of the Judgment to seize assets of HMS (a significant source of revenues to the Company), as part of its rights as a judgment creditor and the resulting disruption to the business and affairs of the Company in the absence of a settlement;

           (b) the ability of the holder of the Judgment to pursue remedies against the Company and its subsidiaries in an effort to collect on the Judgment in the absence of a settlement;

           (c) extension of the period during which CCG would agree to refrain from taking action against the Company under the Settlement Agreement;

           (d) the fact that the Company has expended approximately $1.6 million to date in litigation expenses in the ANIC matter and had earlier waived its rights to appeal the judgment.

       (iii) The performance of the Company on a historical basis and the prospects and risks facing the Company going forward as a public corporation in light of the Judgment and the Tax Claims liability.

       (iv) The fact that Purchaser is willing to provide a minimum cash payment to Stockholders despite the fact that the potential liability of the Company to the IRS as a result of the Tax Claims (although disputed by the Company) could exceed the amount of the Company's Stockholders' equity.

       (v) The opinion of Raymond James regarding the fairness, from a financial point of view, of the Offer Consideration to the public Stockholders of the Company and the written report and oral presentations regarding such report by Raymond James to the Special Committee and the Board of Directors. Based on Raymond James' expertise and experience in the evaluation of businesses in connection with transactions similar to those contemplated by the Merger Agreement, and Raymond James' explanations of its methodology and analyses, the Special Committee and the Board of Directors believed that Raymond James' opinion as to the fairness of the Offer Consideration to be received by the public Stockholders was well supported and sound and adopted their analysis.

       (vi) A review of the possible alternatives to the Offer and the Merger (including the possibility of continuing to operate the Company as a public company), the range of possible benefits and risks to the Company's
    Stockholders of such alternatives and the timing and the likelihood of actually accomplishing any of such alternatives.

       (vii) The significant premium by which the Offer Consideration exceeds the last closing sales price of the Shares on the day prior to commencement of the Offer, and the overall valuation of the Company in light of the ANIC Judgment and the Tax Claims.

       (viii) The length of the period of the sale process, the number of potential purchasers contacted and the belief of the Board of Directors that all viable alternatives had been investigated in pursuing the maximization of Stockholder value.

       (ix) The fact that the transactions contemplated by the Merger Agreement are not conditioned upon financing. The Board of Directors and the Special Committee favorably assessed Purchaser's ability to cause the Offer and Merger to be consummated given the nature and sources of funds available to Purchaser and its affiliates.

       (x) The fact that Parent and Purchaser have obtained the regulatory approvals necessary to consummate the Offer and Merger.



                                       10





       (xi) The establishment of the Special Committee to make an independent determination as to the fairness of the Offer and Merger supported the Board of Directors' and the Special Committee's determination of fairness.

       (xii) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided. The members of the Board of Directors and the Special Committee have knowledge of and a familiarity with the business, financial condition, results of operations and prospects of the Company, as well as the industry, the risks associated with achieving the Company's projected operating results, and the impact on the Company of general economic and market conditions. Based on such knowledge and general knowledge about stock market values, the members of the Board of Directors and the Special Committee believed that the projections considered by Raymond James were reasonable and supported the Board of Directors' and the Special Committee's fairness determination.

       (xiii) The opportunity Stockholders have to demand appraisal of their Shares in the Merger in accordance with Delaware law. While the Special Committee and Board of Directors believe the Offer and Merger are fair to the Company's public Stockholders, the availability of dissenters' rights for Stockholders who may disagree with this belief was viewed as positive and supported the decision of the Special Committee and the Board of Directors to recommend approval of the Merger Agreement.

       (xiv) The Stockholders of the Company would lose the opportunity to participate in the future operations of the Company which could have a negative impact on the Stockholders if such operations were profitable. However, based on the alternatives available to the Company, the Board of Directors and the Special Committee viewed continued operations as an independent entity to represent little opportunity for profit to the Stockholders, particularly in light of the ANIC Judgment.

4. OPINION OF FINANCIAL ADVISOR TO THE COMPANY.

    The following is based on information provided by the Company:

    The Special Committee retained Raymond James to render an opinion as to the fairness, from a financial point of view, of the consideration to be issued to stockholders of the Company in the Offer and the Merger. Raymond James is a nationally recognized investment banking firm and as part of its investment banking business, Raymond James is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Raymond James to render a fairness opinion in connection with the Offer and the Merger because of Raymond James' experience in transactions similar to the Offer and the Merger as well as Raymond James' engagement as the Company's financial advisor since January 1995 and its involvement in the Company's consideration of various strategic alternatives since that time.

    Raymond James delivered to the Special Committee an opinion letter, dated September 16, 1997, which stated that, based on the assumptions and subject to qualifications set forth therein which are summarized below, as of September 16, 1997, the consideration to be received by the stockholders of the Company in the Offer and Merger was fair, from a financial point of view, to the stockholders of the Company. Raymond James was involved in structuring the Offer and Merger, soliciting potential purchasers of the Company, and assisted in negotiating the terms of the Offer and Merger. Raymond James was not requested to, and accordingly did not, express any opinion with respect to the underlying business decision of the Company to effect the Offer and Merger, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Offer and Merger. THE FULL TEXT OF THE WRITTEN OPINION OF RAYMOND JAMES WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATION ON AND THE SCOPE OF REVIEW BY RAYMOND JAMES IN RENDERING ITS OPINION IS ATTACHED AS SCHEDULE II TO THIS OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ RAYMOND JAMES' OPINION IN ITS ENTIRETY.

    In connection with Raymond James' review of the proposed Offer and Merger and the preparation of its opinion, Raymond James examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and its affiliates; (iii) certain unaudited financial statements and operating reports of the Company, its subsidiaries and affiliates; (iv) certain internal financial analyses and forecasts for the Company, its subsidiaries and affiliates prepared by management, and (v) certain other publicly available information on the Company. Raymond James also held discussions with members of the management of the Company and its subsidiaries to discuss the foregoing and considered other matters which they deemed relevant to their inquiry.




                                       11





    Raymond James assumed and relied upon the accuracy and completeness of all such information and did not attempt to verify independently any of such information, nor did they make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, its subsidiaries and affiliates. With respect to financial forecasts, Raymond James assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, and relied upon management to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

    Raymond James' opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to them as of September and such opinion specifically stated that any change in such circumstances would require a reevaluation of their opinion.

    In conducting their investigation and analyses and in arriving at their opinion expressed herein, Raymond James took into account such accepted financial and investment banking procedures and considerations as they deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and its subsidiaries and certain other publicly held companies in businesses Raymond James believed to be comparable to that of the Company; (ii) the then current financial position and results of operations of the Company and its subsidiaries and forecasted results of such entities; (iii) the historical market prices and trading activity of the common stock of the Company; (iv) financial and operating information concerning selected business combinations which were deemed comparable in whole or in part; and (v) the general condition of the securities markets.

    From an analytical perspective, Raymond James first considered the fairness, from a financial point of view, of consideration to Stockholders equal to $2.06 per Share assuming that there were no contingencies or issues associated with the Tax Claims. This $2.06 per Share is the sum of the cash and escrow portions of the Offer Consideration and is equal to the consideration agreed to by the parties in the Second Amendment to the Merger Agreement. this perspective allowed Raymond James to analyze the potential value of the Offer Consideration isolated from the Tax Claims, which Raymond James then considered separately through review of the escrow structure of the Offer.

    Pro Forma Analysis. Raymond James prepared for the Board of Directors a pro forma analysis of the Company's 1995 and 1996 income statements and management's 1997 projected income statement. Management had not prepared projections but indicated to Raymond James that financial results in 1998 were not projected to be significantly different than 1997. Raymond James noted the limitations of analysis of such a relatively short period of future projections and concluded that it was inappropriate to rely solely on any analysis of management's projections in determining the fairness of the merger consideration.

    In 1995, the Company reported a net loss of $1,855,221 or $0.33 per Share. Raymond James adjusted the Company's reported results on a pro forma basis to account for several non-recurring or one-time items including: (i) the elimination of non-recurring legal, consulting and other related expenses; (ii) the elimination of market value adjustments from securities being marked to market; (iii) the elimination of the ANIC Judgment; and (iv) the effect of the settlements with the Company's franchisees regarding certain 1995 and 1996 profit-sharing payments. The effect of the adjustments, on a fully-taxed basis, increased the Company's net income per Share on a pro forma basis in 1995 to $0.22

    In 1996, the Company reported a net loss of $2,597,561 or $0.47 per Share. Raymond James adjusted the Company's reported results on a pro-forma basis to account for several non-recurring or one-time items, including: (i) the elimination of non-recurring legal, consulting and other expenses, (ii) the elimination of market value adjustments from securities being marked to market,
(iii) the elimination of non-recurring asset dispositions, and (iv) the elimination of accrued interest on the ANIC Judgment. The effect of the adjustments, on a fully-taxed basis, increased the Company's net income per Share on a pro-forma basis in 1996 to $0.07 per Share.

    Management provided Raymond James with a projection for the balance of 1997. Management noted that said projections were consistent with those previously provided to Cross Country. Raymond James adjusted managements' projections to account for: (i) the elimination of non-recurring legal, consulting and other expenses, (ii) the elimination of market value adjustments from securities being marked to market, (iii) the elimination of non-recurring asset dispositions, and
(iv) the elimination of accrued interest on the ANIC Judgment. The effect of the adjustments had no impact on the Company's projected revenues for 1997 ($46.9 million). Such adjustments increased the Company's projected net earnings per share on a pro forma basis in 1997 to $0.22.

    Raymond James noted that its pro forma calculations did not take into account the negative effect of funding the ANIC Judgment or its settlement, the negative effect of funding any settlements with the IRS relating to any of the outstanding Tax Claims or any profit-sharing payments to Affiliates in either 1996 or 1997, any or all of which





                                       12





would have the effect of reducing pro forma earnings. Management's projections for 1997 anticipated an increase in home warranty production over 1996 but a material decrease in membership related revenue due to decreasing participation in the Company's E&O program.

    Market Valuation Analysis. Raymond James prepared for the Board of Directors an analysis of the relationship of several potential transaction values for the Common Stock of the Company ranging from $1.80 to $2.35 per Share to (i) the nominal book value per share of Common Stock at June 30, 1997, and (ii) the closing sale price of the Common Stock on various dates prior to the date Parent and its affiliates filed its initial Form 13-D with the Securities and Exchange Commission (April 4, 1996).

    At a potential transaction value of $2.06 per share, the market valuation analysis indicated a 194.3% premium over the Company's nominal book value per share of $0.70 at June 30, 1997, a 37.3% premium over the closing market price ($1.50) one day prior to the initial Parent 13-D filing, a 24.1% premium over the closing market price ($1.66) one week prior to the initial Parent 13-D filing, and a 106.0% premium over the closing market price ($1.00) four weeks prior to the initial Parent 13-D filing.

    Raymond James also analyzed and calculated the Company's Enterprise Value at various transaction values for the Common Stock of the Company ranging from $1.80 to $2.35 per share. Enterprise Value was defined and calculated as the consideration to be paid to the Company's Stockholders and stock option holders at various potential transaction values per share plus funded debt to be assumed by a buyer as of June 30, 1997, plus the value of the ANIC settlement less excess available cash as of June 30, 1997. Raymond James then compared these Enterprise Values to the Company's trailing 12 months revenues as of June 30, 1997 and the number of warranty contracts sold by the Company over the same trailing 12 month period.

    At a potential transaction value of $2.06 per share, the ratio of Enterprise Value to trailing 12 months revenues was 0.42, and Enterprise Value divided by warranty contracts sold was $162.

    Raymond James also prepared for the Board of Directors an analysis of the relationship between various pro forma transaction values and pro forma 1995, 1996 and pro forma projected 1997 earnings per Share. Raymond James added $0.75 per Share on a pro forma basis to $2.06 per Share representing the value per Share of Common Stock of the ANIC settlement ($1,401,485 already paid to ANIC and the $2,750,000 paid by CCG for the remaining claim). This pro forma adjustment was calculated by Raymond James in order to present a meaningful comparison to Raymond James' calculation of the Company's pro forma earnings per Share which reflect no adjustments for the obligation and funding of the ANIC settlement.

    At a pro forma potential transaction value of $2.81 (pro forma equivalent to the $2.06 potential transaction value), Raymond James' analysis indicated price-to-earnings ratios of 12.8x for pro forma 1995 earnings per Share ($0.22), 40.1x for pro forma 1996 earnings per Share ($0.07), and 12.8x for management's pro forma projected 1997 net earnings per Share of ($0.22).

    Precedent Transaction Analysis. Raymond James analyzed publicly available information for selected completed acquisitions of companies believed by Raymond James to be comparable to the Company. As there are few public companies that have existed which are closely comparable to the Company, Raymond James ultimately considered only two transactions: ServiceMaster L.P.'s acquisition of American Home Shield Corporation and American Home Shield Corporation's acquisition of Sierra Home Service Companies, Inc. Both American Home Shield Corporation and Sierra Home Service Companies represent companies operated exclusively in the home warranty industry.

    Raymond James noted that in October 1989, ServiceMaster L.P. acquired American Home Shield Corporation in a transaction in which American Home Shield shareholders received (i) $9.50 in cash per share, and (ii) a contingent right to receive future payments ranging from $0.00 to an aggregate of $3.50 in cash depending upon the future earnings performance of American Home Shield Corporation as a subsidiary of ServiceMaster. The contingent value rights initially traded in the open market for $1.375 per right and eventually realized $0.91 in payout. The American Home Shield financial advisor had valued the rights between $1.00 and $1.90 per right.

    Assuming a per share value range of $10.50 and $11.40 for American Home Shield at the time of its sale, Raymond James noted that the implied price-to-earnings ratio on its 1989 projections ranged from 10.3x to 11.2x. In addition, Raymond James noted that American Home Shield management invested in the ServiceMaster transaction as minority shareholders. Calls and puts were put in place to allow/obligate ServiceMaster to acquire this minority position at 11.1x trailing earnings at a future date.




                                       13





    Raymond   James  also   calculated   multiples   and  other  ratios  in  the
ServiceMaster -- American Home Shield transaction which it deemed relevant. Assuming a $10.50 to $11.40 per share range of value for American Home Shield, the range of Enterprise Value divided by home warranty contracts outstanding was approximately $332 to $373; the range of Enterprise Value to trailing 12 months revenues was approximately 1.18x to 1.32x; and the range of the premium to book value per share was approximately 199% to 225%.

    Raymond James also analyzed the March 1996 acquisition of Sierra Home Service Companies, Inc. by American Home Shield Corporation (still a subsidiary of ServiceMaster). Raymond James noted that in this transaction, Sierra's Enterprise Value divided by home warranty contracts outstanding approximated $159. Enterprise Value to trailing 12 months revenues was approximately 0.49x and the premium to book value per share was approximately 64%. No price-to-earnings multiples were relevant as Sierra had been unprofitable in the periods preceding its sale.

    Raymond James noted that the Market Valuation Analysis of the Parent -- Company transaction indicated multiples and ratios which were lower than the ServiceMaster -- American Home Shield transaction, with the notable exception of the price-to-earnings multiples. Raymond James also noted that the same analysis indicated that the Parent -- Company transaction multiples and ratios approximated or exceeded the American Home Shield--Sierra transaction. Given the relative similarities between the Company and its circumstances with Sierra, Raymond James concluded that this analysis supported its conclusion and was accorded meaningful weight.

    Comparable Public Company Analysis. Using publicly available information, Raymond James prepared for the Board of Directors an analysis of selected financial data for certain publicly-held companies in businesses which Raymond James believed to be similar in various respects to the Company. Specifically, Raymond James included in its review: CUC International, FirstService Corporation, Rollins Inc., ServiceMaster L.P., Warrantech Corporation and First American Financial. Due to the lack of consistency in the valuation multiples accorded to these companies as a group and the fact that none of the selected companies represented a sufficiently comparable company to the Company, Raymond James believed that a purely quantitative comparable public company analysis would not be particularly meaningful in the context of the Offer and Merger. Raymond James applied minor weight to this analysis in determining its conclusion.

    Stock Price and Trading Volume Analysis. Raymond James examined the history of the daily trading prices (defined as closing price) and trading volume of the Common Stock for the two years preceding May 14, 1996. Raymond James noted that approximately 50% of the Shares traded in both the preceding one and two-year periods at prices of $1.25 per share or below. In the one-year period preceding May 14, 1996, less than 6% had traded above $2.00 per share. For the two-year period preceding May 14, 1996, Shares had traded as high as $2.75 per share, but less than 4% had traded above $2.00 per share. The Common Stock traded for $1.50 per share on the day prior to the announcement of the ANIC Judgment and $0.75 per share on the date of such announcement. Raymond James also noted the trading history of the stock since the initial May 14, 1996 announcement of the Merger and the June 10, 1997 announcement of the Tax Claims. Specifically, since the Company's announcement of the Tax Claims and Cross Country's unwillingness to proceed with the original Merger, the Common Stock has traded in a range of $0.125 to $0.875 per Share and closed on September 12, 1997 at $0.375 per Share. In addition, Raymond James noted that the Common Stock was trading for $0.875 per share at the time the Board of Directors engaged the firm to assist them in evaluating various strategic alternatives.

    Historical Takeover Premium Analysis. Raymond James prepared for the Board of Directors an analysis of certain publicly available information for selected mergers and acquisitions of public companies in transactions valued between $5 million and $50 million since January 1, 1994. Raymond James compared the purchase price per share in the selected transaction to the target's closing stock price one day, one week and four weeks prior to the relevant announcement date of the impending transaction to calculate the premium over such stock price. Raymond James noted that the median premium for the periods one day, one week and four weeks prior to the relevant announcement date of the selected transaction were 31.6%, 37.4% and 39.5%, respectively. The average premiums calculated were 40.9%, 48.8% and 50.4%, respectively. Raymond James noted that at a transaction value of $2.06 per Share, the premiums to be paid to Stockholders over the Company's closing stock price one day, one week and four weeks prior to the date of the initial Parent Form 13-D filing are 37.3%, 24.1% and 106.0%, respectively.

    Because the reasons for and the circumstances surrounding the precedent transactions were specific to such transactions and because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the selected acquired companies analyzed, Raymond James believed that it was inappropriate to, and therefore did not, rely solely on the historical takeover premium analysis.





                                       14





    The Company entered into an engagement letter with Raymond James on January 28, 1995 pursuant to which the Company retained Raymond James as its exclusive financial advisor. For its services relating to various fairness opinions, Raymond James has received $150,000. For its advisory services, Raymond James received a $50,000 retainer, and will receive $100,000 upon the closing of the Merger. The Company has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and has agreed to indemnify Raymond James against certain liabilities that may arise in connection with its engagement, including liabilities that may arise under federal securities laws. In the ordinary course of its business, Raymond James may trade the Common Stock of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such Common Stock.

5. PURPOSE AND EFFECTS OF THE OFFER AND THE MERGER; REASONS FOR THE OFFER AND THE MERGER.

    The Offer and the Merger are being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Purchaser to acquire the entire equity interest in the Company. In order to facilitate a prompt and orderly transfer of ownership to Purchaser of the Shares owned by public Stockholders, the transaction has been structured as a tender offer followed by a merger of Purchaser with and into the Company in which the remaining equity interest in the Company not acquired by Parent and Purchaser pursuant to the Offer or otherwise, will be converted into the right to receive the Offer Consideration, as provided in the Merger Agreement.

    Consummation of the Merger is subject to obtaining the approval and adoption of the Merger and the Merger Agreement by the requisite vote, if required by the DGCL. Under the DGCL and the Merger Agreement, the approval of the Company's Board of Directors and the affirmative vote of the holders of more than 50% of the outstanding Shares is required to approve and adopt the Merger and the Merger Agreement. The Company's Board of Directors (a) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interest of the Company and the holders of Shares (other than Parent and Purchaser), (b) has approved and adopted the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommends acceptance of the Offer, and, if applicable, approval and adoption of the Merger Agreement and the Merger, by the holders of the Shares. In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of Stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if required to do so.

    Following the Offer, if Parent and Purchaser own more than 50% of the outstanding Shares, and a meeting of the Stockholders of the Company is called, Parent and Purchaser will own a sufficient number of Shares to approve and adopt the Merger and the Merger Agreement without requiring the vote or proxy of any other Stockholder. In addition, under the DGCL, if Parent and Purchaser own at least 90% of outstanding Shares, Purchaser will be able to approve and adopt the Merger and the Merger Agreement without calling a meeting of the Company's Stockholders and without the approval of any Stockholders other than Parent and Purchaser. Therefore, in accordance with the DGCL, in the event that Parent and Purchaser own at least 90% of then outstanding Shares after consummation of the Offer, all necessary and appropriate action will be taken to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of Stockholders. If, however, Parent and Purchaser do not own at least 90% of then outstanding Shares, and a meeting and the approval of the Company's Stockholders is required under the DGCL, as described above, a longer period of time will be required to effect the Merger. Under the Merger Agreement, if at any scheduled expiration date of the Offer, all conditions to the Offer have been satisfied, but Parent and Purchaser own less than 90% of the outstanding Shares, Purchaser shall be entitled to extend the Offer from time to time without the consent of the Company (for not more than 20 business days) in order to permit Purchaser to solicit additional Shares to be tendered into the Offer.

    For Stockholders of the Company other than Parent, Purchaser and its affiliates, the Merger will result in a termination of their rights as Stockholders. They will not participate in any earnings or growth of the surviving corporation after the Merger and will not have any right to vote on corporate matters. Such Stockholders also will not face the risk of any decline in the earnings or value of the Company after the Merger.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if such class is not listed on a national securities exchange and there are fewer than 300 record holders of such Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the





                                       15






Company to its Stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be eligible for reporting on the OTC Bulletin Board where transactions in the Shares are currently reported. IT IS THE PRESENT INTENTION OF THE PURCHASER TO SEEK TO CAUSE THE COMPANY TO MAKE AN APPLICATION FOR TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AS POSSIBLE FOLLOWING THE OFFER IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET. See "THE TENDER OFFER -- Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration."

6. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    Pursuant to the Merger Agreement, promptly following consummation of the Offer, Parent and Purchaser intend to effect the Merger in accordance with the terms thereof. Prior to the effective time of the Merger, from time to time after completion of the Offer, Parent intends to evaluate and review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

    Except as described in this Offer to Purchase, Parent and Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

7. THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT; THE RIGHTS PLAN.

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated by reference herein. A copy of the Merger Agreement, and each amendment thereto, has been filed with the Commission as Exhibits to the
Schedule 14D-1 . The Merger Agreement, and each amendment thereto may be examined, and copies thereof may be obtained, as set forth in "THE TENDER OFFER -- Certain Information Concerning the Company -- Available Information."

THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides for the commencement of the Offer. Stockholders who tender their Shares in the Offer will, upon consummation of the Offer, receive the Cash Price and one Escrow Right for each Share tendered. Purchaser has expressly reserved the right to waive certain conditions to the Offer; however, without the prior written consent of the Company, Purchaser has agreed not to (i) decrease the Offer Consideration payable in the Offer or (ii) impose conditions to the Offer in addition to those set forth in "THE TENDER OFFER -- Conditions to the Offer." Purchaser may extend the Offer for up to 10 business days or for longer periods, (not to exceed 90 calendar days from the date of commencement of the Offer) in the event that any condition to the Offer is not satisfied, or for one or more times for an aggregate of 20 business days if all of the conditions to the Offer are satisfied.

    The Merger. The Merger Agreement provides that upon the terms (but subject to the conditions) set forth in the Merger Agreement, Purchaser will be merged with and into the Company. In the Merger, at the effective time of the Merger, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares, each Share issued and outstanding immediately prior to the effective time (excluding Shares owned by Company or any of its subsidiaries or by Parent, Purchaser or any of their affiliates and Dissenting Shares) shall be canceled and converted into the right to receive the Cash Price and one Escrow Right (collectively, the "Merger Consideration"). In the event there is a settlement of the Tax Claims, and a distribution of the Escrow Funds to Escrow Right Holders prior to the effective time of the Merger, then the Cash Price portion of the Merger Consideration shall be increased by the pro-rata portion of such distribution. Holders of Shares who do not vote





                                       16






to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their Shares and payment in cash therefor in lieu of the Merger Consideration. See "SPECIAL FACTORS -- Rights of Stockholders in the Merger."

    Resignation of the Board of Directors of the Company. The Merger Agreement provides that promptly upon consummation of the Offer, each member of the Board of Directors of the Company (other than those members affiliated with Parent or Purchaser) shall resign and be replaced by Parent's designees.

    Proxy Statement. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its Stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. If Parent and Purchaser own more than 50% of the outstanding Shares following consummation of the Offer, Parent and Purchaser shall have sufficient voting power to approve the Merger, even if no other Stockholder votes in favor of the Merger. In the event that Parent and Purchaser own at least 90% of the then outstanding Shares following consummation of the Offer, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the Stockholders of the Company.

    The Merger Agreement provides that the Company shall, if required by applicable law, as soon as practicable following consummation of the Offer, file a proxy statement with the Commission under the Exchange Act (the "Proxy Statement"), and shall use its best efforts to have the Proxy Statement cleared by the Commission. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the Commission. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission.

    Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, Commission filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens and other matters.

    The Company and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, consents and approvals, noncontravention, information supplied, board recommendation, financing, and other matters.

    Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement to consummation of the Offer, except as otherwise provided in the Merger Agreement or consented to by Purchaser, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and that the Company will use its best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers, franchisees and other persons with which the Company or any of its subsidiaries has significant business relations. The Company has further agreed that it will not, without the prior written consent of Purchaser, engage in certain types of transactions, including, among other things, the issuance of Shares, declaration of dividends or distributions with respect to the Shares, modification of certain agreements or the incurrence of indebtedness beyond certain limits. In addition, during the period from the date of the Merger Agreement to the effective time of the Merger, the Company has agreed not to solicit or initiate discussions, directly or indirectly, concerning any possible proposal regarding a sale of the Company's capital stock or a merger, acquisition, sale of assets or similar transaction involving the Company or any subsidiary, division or major asset thereof.





                                       17






    Termination of Chief Executive Officer of the Company. Contemporaneously with the consummation of this Offer, and in accordance with the terms of the Merger Agreement, the Company will terminate the Employment Agreement between the Company and Carl Buccellato dated as of December 22, 1995, and Mr. Buccellato will resign as Chairman of the Board of Directors of the Company, as director and as an officer and employee of the Company and its subsidiaries. Under the terms of the Employment Agreement, Mr. Buccellato is entitled to a base salary of $407,610, subject to an annual cost of living increase based on the Consumer Price Index and a performance bonus as determined by the Board of Directors. Mr. Buccellato's Employment Agreement provides that, in the event of termination of employment due to a change in control of the Company, he will be entitled to a lump sum distribution of compensation in an amount equal to 2.99 times the sum of the annual base salary currently provided for in the Employment Agreement. In consideration for terminating his Employment Agreement, the Company will enter into a Settlement Agreement with Mr. Buccellato pursuant to which the Company will pay to Mr. Buccellato a lump sum payment of $600,000 in cash.

    Regulatory Matters. Seventeen of the states in which the Company's subsidiaries operate regulate the home warranty business in which such subsidiaries are engaged. The states of Florida, California and Virginia require pre-approval of a change in control of the Company. The Merger Agreement requires the parties to use their best efforts to obtain all such approvals and provides that the receipt of such approvals is a condition to consummating the transaction. All required notices and applications have been filed with such states by the Company and Parent. All of the states have approved the Merger.

    Stock Options. In the Merger Agreement, the Company has agreed to make such adjustments to all the outstanding options issued by the Company to purchase Shares as may be necessary to provide that at the Effective Time: (i) each such option then exercisable other than due to any amendment dated after April 1, 1996, up to a maximum of 456,550 options (the "Company Options") shall, in settlement, be converted into the contingent right to receive from the Escrow, an amount equal to the amount, if any, by which (A) the sum of (x) the Cash Price, and (y) the actual amount of cash distributed to Escrow Right holders in connection with liquidation of the Escrow exceeds (B) the per share exercise price of the Company Option (the "Option Settlement Amount"), and (ii) all other currently non-exercisable options issued to Directors of the Company shall be canceled at no cost to the Company.

    Immediately prior to the effective time of the Merger, all of the Company's stock option, stock bonus and stock award plans or arrangements, that provide for the issuance of Shares, will be terminated, and no further stock options, bonuses or awards shall be granted thereunder. Without the prior written consent of Parent, the Company will not make any additional grants of stock options, stock bonuses or stock awards under any of such plans prior to the effective time of the Merger.

    Extension of Agreement for Satisfaction of Judgment. Contemporaneously with execution of the Last Amendment, the Company and CCG entered into a Third Amendment to Agreement for Satisfaction of Judgment pursuant to which CCG agreed not to take any action to collect on the Judgment until the earlier of (i) November 14, 1997, (ii) termination of the Merger Agreement for any reason or
(iii) (a) the public announcement by a person not currently a reported owner of 10% or more, other than Parent or any of its affiliates, of beneficial ownership ("beneficial ownership" being defined in accordance with Rule 13d-3 of the Exchange Act) of 10% or more of the Company Shares outstanding; (b) the date upon which a tender offer or exchange offer is first published or sent or given within the meaning of Rule 14d- 2(a) of the Exchange Act by a person other then Parent or its affiliates; or (c) the filing of a Schedule 13D by a person other then Parent or its affiliates that contains a description of a plan or proposal that such reporting person or its affiliates have in response to any of the requested information contained in Item 4(b)-(j) of the Schedule 13D. In consideration for the foregoing, the Company (a) further secured the Company's obligation under the Judgment by (i) the pledge by the Company of the shares of Homeowners Association of America, Inc., HAA of Arizona, Inc., HAA of Georgia, Inc., HAA of Utah, Inc. (collectively, the "HAA Entities") owned by the Company to CCG, and (ii) the grant by the HAA Entities of a security interest in their respective assets in favor of CCG.

    Mutual  Releases,  Indemnification  and  Insurance.  In accordance  with the
Merger Agreement, Cross Country, Parent, Purchaser, and the Company and its affiliated entities, exchanged general mutual releases with the Board of Directors of the Company (except with respect for Carl Buccellato, who will execute a mutual release upon his resignation) at commencement of the Offer. In addition, the Merger Agreement provides that the Company will indemnify, defend and hold harmless the directors of the Company for their acts and omissions occurring prior to consummation of the Offer to the full extent permitted by applicable provisions of Delaware law (including rights to receive advance payment of expenses in defending any suits, actions or proceedings). The Company is required to




                                       18






maintain in full force and effect for not less than 4 years after the Consummation of the Offer, officers' and directors' liability insurance covering said persons (or shall obtain substantially equivalent insurance covering such persons), on terms not materially less favorable than such insurance maintained in effect by the Company in terms of coverage (including, without limitation, types of claims, time period of claims and persons covered), amounts and deductibles; provided, however, that, in providing such officers' and directors' insurance, the Company will have no obligation whatsoever to pay premiums on such officers' and directors' liability insurance in excess of $345,000.

    Fees and Expenses. If the Merger is not consummated and (i) the Merger Agreement is terminated because: (A) holders of more than 10% of the Shares shall have claimed or perfected appraisal rights; (B) the Company (or the Board of Directors of the Company) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than the Merger Agreement) or any other transaction in which all or substantially all of the Company's or any Company subsidiary's equity or assets would be acquired by a third party (other than Parent, Purchaser or any of their affiliates); (C) the Board of Directors of the Company does not recommend that the Company's Stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby, or; (D) after publicly recommending that Company's Stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent or Purchaser; or (ii)
(A) at any time on or prior to the expiration of two years following termination of the Merger Agreement, a definitive agreement is entered into for the acquisition of all or substantially all of the Company's equity or assets with a person other than Parent or Purchaser or any of their respective affiliates at either (x) a price per share in excess of the Offer Consideration as reduced by the Tax Claims, or (y) an aggregate purchase price in excess of the aggregate purchase price contemplated in the Merger Agreement (which shall include the payments to CCG pursuant to the Settlement Agreement), or (B) if the following shall have occurred: (x) a meeting of the Stockholders of the Company shall have been held to adopt the Merger Agreement and the Stockholders shall have failed to adopt the Merger Agreement, and there shall have existed at the record date for the Meeting or at the date thereof a person or group who shall have beneficially owned or been entitled to vote or direct the voting of not less than 20% of the then outstanding Shares, and who shall have voted against the Merger Agreement and the transactions contemplated thereby, or (y) at the date of the Meeting a person or group other than Purchaser or any of its affiliates shall have in good faith proposed (and such person or group shall appear to have the ability to consummate such proposal) to acquire the Company, then the Merger Agreement requires the Company to promptly reimburse Purchaser and its affiliates and Stockholders for their reasonable documented out-of-pocket expenses actually incurred by them in connection with the proposed acquisition of the Company including expenses of legal counsel, investment bankers and accountants, plus a fee of $500,000.

    Termination; Amendments. The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written consent of the respective Board of Directors of Purchaser and the Company, by any of them if a court of competent jurisdiction or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non appealable. The Merger Agreement may be terminated at any time prior to the effective time by Purchaser if (i) the Merger shall not have been consummated on or before two business days after the Company Stockholders' Meeting; (ii) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System, (B) a declaration of a banking moratorium or any limitation or suspension of payments by any U.S. governmental authority on the extension of credit by lending institutions, (C) a commencement of war or armed hostilities directly involving the United States, or (D) any limitation (whether or not mandated) by any governmental authority which will materially adversely affect the extension of credit by banks or other lending institutions in the United States; (iii) holders of more than 10% of the Company's Common Stock shall have claimed or perfected appraisal rights (unless this condition is waived by Parent; (iv) the Company (or the Board of Directors of the Company) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than the Merger Agreement) or any other transaction in which all or substantially all of the Company's or any Company subsidiary's equity or assets would be acquired by a third party (other than parent, Merger Sub or any of their affiliates; (v) the Company's Board of Directors does not recommend that the Company's Stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby; (vi) the Board of Directors of the Company withdraws, modifies or amends its recommendation that the Company's Stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby in any respect






                                       19







materially adverse to Purchaser; (vii) Parent or Purchaser shall have failed to pay for Shares pursuant to the Offer within 90 days following commencement of the Offer, unless such failure to pay for such Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Purchaser of any material representation or warranty of either of them contained herein or therein; or
(viii) if the Company shall have filed an application to terminate registration of the Shares under Section 12 of the Exchange Act, and such application shall have been denied by the Commission.

    The Merger Agreement may be amended by the mutual written agreement by the parties thereto as evidenced by action taken by the Board of Directors of Purchaser and the Company, whether before or after Stockholder approval; provided, however, that after any such Stockholder approval, no amendment may be made without the further approval of the Stockholders which would reduce the amount or change the form of the Offer Consideration or effect any other change to the Merger Agreement which would materially and adversely affect the Stockholders of the Company. Certain conditions to the Merger may be waived by the party for whose benefit such condition was imposed.

    Delaware Law. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Stockholders Agreement, and the entry by Purchaser into the Stockholders Agreement for purposes of Section 203 of the DGCL. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by the Offer, the Merger Agreement or the Stockholders Agreement. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder. As described above, the foregoing description of Section 203 of the DGCL does not apply to the Offer or the Merger (or the transactions contemplated thereby).

THE STOCKHOLDERS AGREEMENT

    The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined, and copies thereof may be obtained, as set forth in "THE TENDER OFFER -- Certain Information Concerning the Company -- Available Information."

    Tender of Shares. On September 16, 1997, Parent, Purchaser and each of the Selling Stockholders entered into the Stockholders Agreement. Upon the terms and subject to the conditions of such agreement, each of the Selling Stockholders has (i) agreed to validly tender and not to withdraw pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the respective number of Shares owned beneficially by him or her; (ii) acknowledged that the transfer by such Selling Stockholder of his or her Shares to Purchaser will pass to and unconditionally vest in Purchaser good and valid title to such Shares free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever and (iii) agreed to permit Parent and Purchaser to publish and disclose his or her identity and ownership of Shares and the nature of his or her commitments, arrangements and understandings under the Stockholders Agreement in the documents relating to the Offer and, if Stockholder approval for the Merger is required, in any proxy statement relating thereto (including all documents and schedules filed with the Commission).

    Voting. Each Selling Stockholder has agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of the effective time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Stockholders, however called, or in connection with any written consent of the Stockholders, such Selling Stockholder will vote (or cause to be voted) the Shares held





                                       20







of record or beneficially owned by such Stockholder, in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof. In addition, each Selling Stockholder granted to Parent a proxy to vote the Shares of such Stockholder in accordance with the provisions and agreements described above.

    In connection with the Stockholders Agreement, the Selling Stockholders have made certain customary representations, warranties and covenants, including with respect to (i) their ownership of the Shares, (ii) their authority to enter into and perform their obligations under the Stockholders Agreement, (iii) noncontravention, (iv) the absence of liens and encumbrances on and in respect of their Shares, (v) restrictions on the transfer of their Shares, (vi) the solicitation of acquisition proposals, and (vii) the waiver of their appraisal rights.

    Termination. Other than as provided therein, the Stockholders Agreement terminates by its terms upon the termination of the Merger Agreement by Purchaser.

THE RIGHTS PLAN

    The following is a summary of the material terms of the Company's Rights Plan. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof. The Rights Plan may be examined, and copies thereof may be obtained, as set forth in "THE TENDER OFFER -- Certain Information Concerning the Company -- Available Information."

    On November 1, 1990, the Board of Directors of the Company declared a dividend distribution of one Associated Right for each outstanding share of Common Stock of the Company to Stockholders of record at the close of business on November 12, 1990. Each Associated Right entitles the registered holder to purchase from the Company one Share at a price of $30 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Associated Rights are set forth in the Rights Plan.

    The Associated Rights will separate from the Shares and a Distribution Date will occur upon the earliest of (i) 10 days following a public announcement that a person or group of affiliated or associated persons an ("Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Shares (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding Shares or (iii) immediately after the Board of Directors of the Company shall declare any person to be an Adverse Person.

    To declare a person an Adverse Person requires a determination by the Company's Board of Directors that such person, alone or together with its affiliates and associates, has become the Beneficial Owner (as defined in the Rights Plan) of an amount of Shares which the Board of Directors determines to be substantial (which amount shall in no event be less than 10% of the Shares then outstanding) and a determination by at least a majority of the Continuing Directors (as defined below) who are not officers of the Company, (a) that such beneficial ownership by such person is intended to cause the Company to repurchase the Shares beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Continuing Directors determine that the best long-term interests of the Company and its Stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or, (b) that such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of the Company's ability to maintain its competitive position or impairment of the Company's business reputation or dealings with governmental or regulatory agencies) on the business or prospects of the Company (provided, that a finding of suitability, qualification or the like by any regulatory body shall not necessarily affect the Continuing Directors' determination).

    In the event that (i) any person becomes the Beneficial Owner of 20% or more of the then outstanding Shares (except pursuant to an offer for all outstanding Shares determined by the Continuing Directors to be fair to and otherwise in the best interests of the Company and its Stockholders) or (ii) the Continuing Directors declares that a person is an Adverse Person, each holder of an Associated Right will thereafter have the right to receive, upon exercise thereof, the number of Shares (or, in certain circumstances, cash, property or other securities of the Company or a reduction in the purchase price) having a value equal to two times the exercise price of the Associated Right.





                                       21






    In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than pursuant to a tender offer or exchange offer for all outstanding Shares determined by the Continuing Directors to be fair to and otherwise in the best interests of the Company and its Stockholders), or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of an Associated Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Associated Right.

    In the event that the Associated Rights cannot be exercised for common stock of the acquiring company as set forth above, Associated Right holders will be entitled to put the Associated Rights to the acquiring company for cash equal to the exercise price of the Associated Rights. The events set forth in this paragraph and in the second preceding paragraph are referred to as "Triggering Events".

    The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Plan, and any person who is subsequently elected to the Board of Directors if such person is recommended or approved by a majority of Continuing Directors, but shall not include an Acquiring Person or an Adverse Person, or any of their affiliates or associates, or any representative of the foregoing entities.

    The Board of Directors of the Company may, at any time prior to the earlier of (i) the close of business on the tenth day following a Stock Acquisition Date, or (ii) the final expiration date (November 13, 2000), redeem all but not less than all of the then outstanding Associated Rights at a redemption price of $.01 per Associated Right; provided, however, if the Board of Directors of the Company authorizes redemption of the Associated Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be Continuing Directors then in office and such authorization shall require the approval of a majority of the Continuing Directors: (i) such authorization occurs on or after the time a Person becomes an Acquiring Person, or (ii) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation, intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event unless, concurrent with such solicitation, such Person (or one or more of its Affiliates or Associates) is making a cash tender offer pursuant to a Schedule 14D-1 (or any successor form) filed with the Commission for all outstanding Shares not beneficially owned by such Person (or by its Affiliates or Associates).

    THE COMPANY HAS INFORMED PARENT AND PURCHASER THAT, BECAUSE (I) THE OFFER IS AN OFFER TO PURCHASE ALL OF THE OUTSTANDING SHARES AND THE BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER DESCRIBED HEREIN IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (A "PERMITTED OFFER") AND (II) THE PRICE PER SHARE TO BE PAID IN THE MERGER IS OF THE SAME FORM AND AMOUNT AS THE PURCHASER SHALL PAY IN THE OFFER, THE ACQUISITION OF SHARES PURSUANT TO THE OFFER OR THE CONSUMMATION OF THE MERGER WILL NOT (A) CAUSE ANY PERSON TO BECOME AN ACQUIRING PERSON, (B) CAUSE A DISTRIBUTION DATE TO OCCUR OR CAUSE OR REQUIRE THE DISTRIBUTION OF ANY RIGHTS CERTIFICATES TO THE RECORD HOLDERS OF SHARES, OR
(C) GIVE RISE TO A RIGHTS TRIGGERING EVENT. IN ADDITION, THE COMPANY HAS AGREED, PURSUANT TO THE MERGER AGREEMENT, TO TAKE ALL ACTION NECESSARY SO AS TO RENDER THE RIGHTS AGREEMENT INAPPLICABLE TO THE MERGER AGREEMENT, THE STOCKHOLDERS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENTS.

8. RIGHTS OF STOCKHOLDERS IN THE MERGER.

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders may, if certain statutory procedures are complied with, have certain rights under the DGCL to dissent and demand appraisal and to receive payment in cash for the fair value of their Shares.

    The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of Stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Schedule III to this Offer to Purchase.

    Stockholders who follow the procedures set forth in Section 262 may receive, in lieu of the Offer Consideration to be paid in the Merger, a cash payment equal to the "fair value" of their Shares. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Offer Consideration. The statutory right of appraisal granted by Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.






                                       22





    To be entitled to receive payment of the fair value of the Shares, a Stockholder (i) must file a written demand for appraisal of his or her Shares with the Company prior to the voting by Stockholders on the Merger Agreement (such demand must reasonably inform the Company of the identity of the Stockholder and that the Stockholder intends thereby to demand an appraisal of his or her Shares); (ii) must not vote his or her Shares in favor of approval and adoption of the Merger Agreement; and (iii) must have his or her Shares valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a Stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a Stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a Stockholder's rights of appraisal. A Stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a Stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a Stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting. At any time within 60 days after the effective time of the Merger, any Stockholder may withdraw his or her demand for appraisal and accept the Offer Consideration to be paid in the Merger. Any Stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of making the demand, continuously hold such Shares through the effective time of the Merger, and otherwise comply with Section 262. Purchaser may (but is not required to) terminate the Merger Agreement if the holders of more than 10% of the outstanding Shares claim or perfect appraisal rights.

    Only a holder of record of Shares on the record date set for Stockholders entitled to vote on the Merger (the "Record Date") is entitled to seek appraisal of the fair value of the Shares registered in such holder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's Certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting called for the purpose of voting on the Merger.

    A record holder, such as a broker who holds Shares as nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the Shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of Shares for which the demand is being made. Unless a demand for appraisal specifies a number of Shares, such demand will be presumed to cover all Shares held in the name of such record owner.

    If the Merger Agreement is approved and adopted by the Stockholders, the Company will send a notice, either before the effective time of the Merger or within ten days thereafter, stating that appraisal rights are available to each Stockholder who has filed an adequate written demand for appraisal with the Company and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the effective time of the Merger, the Company or any Stockholder seeking appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares of all Stockholders seeking appraisal rights. The Company does not intend to file such a petition, and all Stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the Merger, any Stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement will be mailed to any such Stockholder within ten days after his or her written request for such a statement is received by the Company or within ten days after expiration of the period for delivery of demands for appraisal under Section 262(d), whichever is later.





                                       23






    If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the Stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the Shares exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors.

    Stockholders considering appraisal should bear in mind that the fair market value of their Shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares, and that the written opinion of Raymond James set forth as Schedule II hereto is not necessarily an opinion regarding fair value under Section 262.

    The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a Stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged PRO RATA against the value of all of the Shares entitled to an appraisal.

    A Stockholder will fail to perfect his or her right of appraisal if he or she (i) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (ii) votes his or her Shares in favor of approval and adoption of the Merger Agreement, (iii) does not file a petition for appraisal within 120 days after the effective time of the Merger, or (iv) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the effective time of the Merger requires the written approval of the Company.

    If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any Stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

    After the effective time of the Merger, no Stockholder who has demanded appraisal rights will be entitled to vote his or her Shares for any purpose or to receive dividends on, or other distributions in respect of, such Shares (except dividends or distributions payable to Stockholders on a date prior to the effective time of the Merger).

    FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

    All written communications from Stockholders with respect to the exercise of appraisal rights should be mailed to Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325, Attention:
Secretary.

9. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

    In considering the recommendations of the Board of Directors of the Company and the Special Committee with respect to the Offer and the Merger and the fairness of the consideration to be paid under the Offer and in the Merger, Stockholders of the Company should be aware that certain officers and directors of the Company have interests in the Offer and the Merger, including those referred to below, that present them with potential conflicts of interest.

    The Company has been advised that on September 16, 1997, the members of the Board of Directors and one executive officer, as Stockholders of the Company entered into the Stockholders Agreement with Parent and Purchaser with respect to 702,481 Shares owned by them (12.6% of the outstanding Shares), pursuant to which such Stockholders have agreed to tender their Shares into the Offer, and have granted Parent proxies as to all matters related to the Merger and Parent intends to vote such Shares in favor of the approval and adoption of the Merger Agreement.





                                       24







    Contemporaneously with the consummation of the Offer, Carl Buccellato will resign as Chairman, Chief Executive Officer, President and a director of the Company and its subsidiaries. In exchange for agreeing to surrender his rights under his current employment agreement with the Company, Mr. Buccellato will receive a payment of $600,000. Mr. Buccellato beneficially owns 263,453 Shares (excluding options to purchase 260,000 Shares) or approximately 4.7% of the outstanding shares, which in accordance with Stockholders Agreement, he has agreed to tender into the Offer.

    Gary D. Lipson, a director of the Company and Chairman of the Special Committee, will receive $100,000 payable in equal monthly installments of $8,333.33 in consideration of the termination of an engagement agreement between Mr. Lipson and the Company.

    Pursuant to the Merger Agreement, the holders of options to purchase common stock of the Company, which options are exercisable at a price below $2.06 per share (which include employees and one non-employee director), will surrender such options in exchange for the contingent right to receive the Option Settlement Amount. Carl Buccellato, Melvin Stewart, a Director of the Company, and C. Gregory Morris, Chief Financial Officer and Executive Vice-President of the Company own 260,000, 25,000 and 60,000 options respectively. The options held by Mr. Buccellato and Mr. Morris are exercisable at $2.00 per Share, and the options held by Mr. Stewart are exercisable at $.75 per Share. Based upon the foregoing, and assuming that all of the Escrow Funds are distributed to Escrow Right holders, Messrs. Buccellato, Morris and Stewart would be entitled to Option Settlement Amounts of $15,600, $32,750 and $3,600, respectively.

    Certain directors of the Company are parties to area franchise, management agreements and consulting agreements with the Company (the "Affiliated Franchisees") which were amended on April 26, 1996 (the "Amendments"). In addition to the Amendments, one of the Affiliated Franchisees entered into an option agreement with the Company dated April 26, 1996. Prior to commencement of the Offer, the Affiliated Franchisees have canceled the option and Amendments.

    In addition, the Company has agreed that, in the event that the Offer is not consummated for certain reasons, the Company will pay the reasonable documented out-of-pocket fees, costs and expenses incurred or to be incurred by Purchaser and its affiliates and Stockholders in connection with the Merger, including expenses of legal counsel, investment bankers and accountants, plus a fee in the amount of $500,000. See "THE TENDER OFFER -- Fees and Expenses."

    The Company has agreed in the Merger Agreement to provide directors' and officers' liability insurance and to indemnify the current directors and officers of the Company. See "SPECIAL FACTORS -- The Merger Agreement -- Mutual Releases, Indemnification, and Insurance."

    Beneficial Ownership of Common Stock. The Company has advised Purchaser as follows: The following table sets forth information concerning beneficial ownership, as of September 9, 1997, by persons known to the Company (based upon filings on Schedules 13D and 13G filed pursuant to the Exchange Act) to own 5% or more of the Company's outstanding voting securities. The table also shows information concerning beneficial ownership by all directors, by each of the Company's Named Executive Officers (as such term is defined in the Exchange Act) and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days of September 9, 1997, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse), with respect to the shares set forth in the following table.






                                       25






                                                          BENEFICIAL OWNERSHIP
                                                          --------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER(1)              SHARES            PERCENT
  ---------------------------------------              ------            -------
Carl Buccellato                                        523,453(2)          8.8%
Diane M. Gruber                                         27,550(3)          0.5%
Gary D. Lipson                                          45,000(4)          0.8%
Michael A. Nocero, Jr. M.D                             140,000(5)          2.5%
Melvin Stewart                                         307,875(6)          5.2%
C. Gregory Morris                                       60,000(7)          1.0%
Howard L. Wolk                                               0(8)          --
Sandra Stewart Bernstein                               406,862(9)          7.3%
 2810 North 46th Avenue
 Hollywood, FL 33021
Dimensional Fund Advisors, Inc.                        293,500(9)          4.9%
 1299 Ocean Avenue
 Santa Monica, CA 90401
HAC, Inc.                                           1,638,500(10)         29.5%
 4040 Mystic Valley Parkway
 Boston, MA 02155
All Directors and Executive Officers as a Group
(7 persons)                                         1,103,878(11)         18.6%

-------------
 (1) The address of all executive officers and directors is 400 Sawgrass Corporate Parkway, Sunrise, FL 33325.

 (2) Includes 14,397 shares of common stock held by Carl Buccellato as Trustee of the Renee Buccellato Trust, the Lori Ann Buccellato Trust and the Matthew Buccellato Trust. Includes presently exercisable options to purchase 260,000 shares of common stock.

 (3) Includes presently exercisable option to purchase 17,500 shares of common stock. The total does not include 1,000 shares owned by Gayle N. Gruber, Ms. Gruber's daughter, as to which beneficial ownership is disclaimed by Ms. Gruber.

 (4) Includes presently exercisable options to purchase 25,000 shares of common stock.

 (5) Includes 78,500 shares of common stock owned under a retirement plan for the benefit of Michael A. Nocero, Jr. M.D. and indirect ownership of 33,000 shares owned by his daughters. Includes presently exercisable options to purchase 25,000 shares of common stock.

 (6) Includes presently exercisable options to purchase 25,000 shares of Common Stock and 243,701 shares of common stock held by Melvin Stewart as Trustee of the Melvin Stewart Trust. Also includes 15,788 shares of common stock held by Mitchell Stewart as Trustee of the Bari Udell Trust, as to which trust Melvin Stewart has the power to direct the voting and investment of such shares as trust advisor and as to which beneficial ownership is disclaimed by Mr. Stewart.

 (7) Consists of presently exercisable options to purchase 60,000 shares of common stock.

 (8) Howard L. Wolk does not have sole voting and dispositive power over any Shares of the Company, but, as a result of being an officer and director of HAC, Inc., Mr. Wolk may be deemed to have indirect beneficial ownership of the 1,638,500 Shares held by HAC, Inc.

 (9) Ownership shares and percentages based upon the Schedules 13G as provided to the Company.

(10) Ownership shares and percentages based on Schedules 13D filed April 11, 1996, as amended, as provided to the Company.

(11) Includes (i) an aggregate of 285,000 shares of common stock which the officers and directors have the right to acquire through the exercise of presently exercisable options and (ii) an additional 50,000 shares of common stock which the officers and directors will have the right to acquire though the exercise of options that will become exercisable contemporaneously with the consummation of the Merger.




                                       26







10. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of Cash Price pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local or foreign tax laws. In general, a Stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of consideration received pursuant to the Offer or the Merger and the aggregate tax basis in the particular securities tendered by the Stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. However, Stockholders may wish to consult their own personal tax advisors to determine the proper timing of such gain recognition.

    If Shares are held by a Stockholder as capital assets, gain or loss recognized by such Stockholder will be capital gain or loss. Generally, for sales and exchanges after July 28, 1997, such gain or loss will be long-term capital gain or loss if the Stockholder's holding period for the securities exceeds 18 months at the time of the sale (in the case of the Offer) or at the effective time of the Merger. Under present law, long-term capital gains recognized by an individual Stockholder generally will be taxed at a maximum federal tax rate of 20%.

    THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SECURITIES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SECURITIES IN LIGHT OF SUCH HOLDER'S INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.





                                       27






                                THE TENDER OFFER

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, eastern standard time, on Friday, October 17, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time at which the Offer, as so extended by the Purchaser, will expire.

    The Offer is conditioned upon satisfaction of each of the conditions set forth in Section 12, "Conditions to the Offer" contained herein. Purchaser expressly reserves the right (but shall not be obligated) to waive any or all of the conditions of the Offer.

    Pursuant to the terms of the Merger Agreement, Purchaser expressly reserves the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser may not (and Parent shall not cause Purchaser to) (i) decrease the Offer Consideration or the form of consideration therefor, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional material conditions to the Offer, (iv) extend the Expiration Date (except that Purchaser may extend the Expiration Date (a) as required by law, (b) for up to 10 business days after the initial Expiration Date or for longer periods (not to exceed 90 calendar days from the date of commencement) in the event that any condition to the Offer is not satisfied, or
(c) for one or more times for an aggregate period of up to 20 business days if all of the conditions to the Offer are satisfied.)

    The Company has provided Purchaser with its Stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES.

    Valid Tender. For a Stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer (if applicable), an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either Certificates must be received by the Depositary at one of such addresses (or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below), in each case prior to the Expiration Date, or (b) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. As used herein, "Certificates" shall mean certificates representing Shares and the Associated Rights attached hereto.

    Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (a "Book-Entry Transfer Facility") for the purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Facility as described herein is referred to herein as "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.





                                       28






    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by a registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the applicable security) who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (b) if the securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    If the Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signatures guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

       (i) the tender is made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary on or prior to the Expiration Date; and

       (iii) the appropriate Certificates (or, if applicable, a Book-Entry Confirmation) representing all tendered securities, in proper form for transfer, together with the appropriate Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery ("Delivery"). A trading day is any day on which the NASDAQ National Market is open for business.

    THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY TELEGRAM, FACSIMILE TRANSMISSION OR MAIL TO THE DEPOSITARY AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates or, if applicable, a Book-Entry Confirmation, with respect to such Shares, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry





                                       29






transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Stockholders at the same time and will depend upon when Certificates are received by the Depositary or, if applicable, when Book-Entry Confirmations, with respect to tendered Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering Stockholder irrevocably appoints designees of the Purchaser as the Stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Stockholder's rights with respect to the securities tendered by the Stockholder and accepted for payment by the Purchaser. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered securities. This appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered securities for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies or consents given by the Stockholder with respect to the tendered securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the tendered securities, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's Stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including action by written consent, with respect to such Shares.

    Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

    Backup Federal Income Tax Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a Stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Stockholder is not subject to backup withholding. If a Stockholder does not provide such Stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Stockholder and payment of cash to such Stockholder pursuant to the Offer may be subject to backup withholding of 31%. All Stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain Stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, but such Stockholders may be subject to other withholding requirements. Such Stockholders should consult with their own tax advisors as to the specific tax consequences relating to cash payments. Noncorporate foreign Stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 11 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable, provided that such securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 17, 1997.




                                       30






    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the securities to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such Certificates, the serial numbers of the particular Certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will not be deemed to be validly tendered for purposes of the Offer. Withdrawn securities may, however, be retendered by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date as soon as practicable after the Expiration Date. In addition, subject to the applicable rules of the Commission, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after a timely receipt by the Depositary of (i) the Certificates or, if applicable, a Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), for the Shares properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendered Stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any extension of the Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.





                                       31






5. PRICE RANGE OF SHARES; DIVIDENDS.

    Until August 12, 1997, the Company's common stock was listed on the Nasdaq NMS under the symbol HOMG. On August 12, 1997, the Company's securities were delisted from the Nasdaq NMS and are now eligible to trade on the OTC Bulletin Board. The following table sets forth the high and low transaction prices for each quarterly period during fiscal years 1995 and 1996, the first and second quarter of 1997 and for the period July 1, 1997 through September 9, 1997. Stock price data reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


 YEAR                                     QUARTER              HIGH        LOW
 ----                                     -------              ----        ---
1995                             First                         $1.75      $ 0.63
                                 Second                         2.13        1.13
                                 Third                          2.00        1.00
                                 Fourth                         1.94        0.50
1996                             First                         $1.78      $ 0.50
                                 Second                         2.19        1.31
                                 Third                          2.13        1.88
                                 Fourth                         2.06        1.50
1997                             First                         $1.94      $ 1.13
                                 Second                         2.03        0.50
                                 Third (through Sept. 9)        0.88        0.13

    On April 3, 1996, the last trading day prior to the filing of a Schedule 13D by certain affiliates of Cross Country reporting that they had acquired in excess of five percent of the Shares, the reported closing sales price per Share on the Nasdaq NMS was $1 1/2 . On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Original Merger Agreement, the reported closing sales price per Share on the Nasdaq NMS was $1 7/8 . On June 9, 1997, the last trading day prior to the date the Company publicly announced that it received the notices from the IRS regarding the Tax Claims, the reported closing sales price per Share on the Nasdaq NMS was $2.00. On September 15, 1997, the reported closing sales price per Share on the OTC Bulletin Board was $0.375. Holders of Shares are urged to obtain current quotations for the Shares.

    According to published financial sources, the Company did not declare any cash dividends on the Shares during the periods set forth above.

6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
REGISTRATION.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by holders other than the Purchaser.

    On August 12, 1997, the Company's Shares were delisted from the Nasdaq NMS because the Company no longer meets requirements for inclusion in the NMS. The Company's Shares are now eligible to trade on the OTC Bulletin Board.

    The Shares are not currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral for the Shares.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if such class is not listed on a national securities exchange and there are fewer than 300 record holders of such Shares. The Company has approximately 100 record holders of Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its Stockholders and to the Commission





                                       32






and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be eligible for reporting on the OTC Bulletin Board where transactions in the Shares are currently reported. IT IS THE PRESENT INTENTION OF THE PURCHASER TO SEEK TO CAUSE THE COMPANY TO MAKE AN APPLICATION FOR TERMINATION OF REGISTRATION OF THE SHARES
UNDER THE EXCHANGE ACT AS SOON AS POSSIBLE FOLLOWING THE OFFER IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company was incorporated in 1988 in Delaware to act as the holding company for Homeowners Marketing Services, Inc. ("HMS") and its subsidiaries, which became subsidiaries of the Company in the same year as a result of a reorganization prior to the Company's sale of its Shares in a public offering. HMS has provided products and services to real estate brokerage firms since 1980.

    The Company has developed a national network of real estate brokers ("Members") enrolled by the Company's franchisees ("Affiliates") and the field sales force employed in the Corporate Owned Regions ("CORs"). The Company believes that it is a leading supplier of products and services to real estate brokerage firms which market primarily residential properties. The Company offers various types of memberships including a "full membership" under which participating brokers have access to all of the Company's products and services, and a "limited membership" under which participating brokers and agents have access to only certain of the Company's products and services, principally the home warranty product. The Company operates in the District of Columbia and in all states except Alaska.

    Members generally pay an initial membership fee and annual renewal fees in order to retain the rights of membership. Full members participate in the Company's Errors & Omissions insurance ("E&O") program and pay marketing or placement fees to the Company for access to the program. Members also have the right to use products and services provided by other vendors with which the Company has made preferred arrangements. Full membership also provides access to the following programs: a membership-wide referral networking system (REFNET(R)), the HMS BuyerTrack(R) Follow-up System, the HMS Consumer Reach Program, the HMS Risk Management System, HMS Photocard and certain advertising and public relations materials. Both full members and limited members have access to the home warranty product, which they sell to either sellers or buyers of a home. Historically, through 1996, the Company has derived at least 88% of its annual revenues from the sale of home warranty contracts by Members and from membership related fees.

    The Company has granted the Affiliates the exclusive right, within defined geographical territories, to enroll Members and train them in the utilization and sale of the Company's products and services. The Company directly enrolls Members in California, Colorado, Idaho, Florida (except northwest Florida, which territory has been granted to an Affiliate), Hawaii, Indiana, Iowa, Nebraska, North Dakota, Oregon, South Dakota and Washington, and is a 45% partner in a partnership which directly enrolls Members in Texas. Collectively, these territories are known as Corporate Owned Regions. The Company manages, for a fee, the Kansas, Oklahoma, Missouri territory and the Arizona, New Mexico territory and owns a nominal interest in the Arizona, New Mexico territory. The Company has combined administrative functions of the Kansas, Oklahoma and Missouri region and of the Arizona, New Mexico and the Texas region. The Colorado region and the Washington, Oregon and Idaho regions have combined administrative functions with the California region.

    Selected Financial Data. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."




                                       33







                   SELECTED CONSOLIDATED FINANCIAL DATA



                                                                      SIX MONTHS ENDED            YEAR ENDED
                                                                          JUNE 30,               DECEMBER 31,
                                                                          --------               ------------
                                                                     1997          1996         1996      1995
                                                                     ----          ----         ----      ----
                                                                  (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT (IN THOUSANDS)

Operating revenue                                                   $22,854       $21,931     $45,531   $44,692
Income (loss) from continuing operations before income
  taxes                                                                 200          (428)     (1,597)    2,208
Income (loss) from continuing operations                                123          (269)     (1,038)    1,361
Net income (loss)                                                       123          (269)     (2,598)   (1,855)

CASH FLOW FROM OPERATING ACTIVITIES (IN THOUSANDS)                    1,908         3,072       4,347      (667)
Cash and cash equivalents                                             2,548         2,311       1,834       997
Total assets                                                         37,755        39,517      37,754    38,757
Long-term debt, net of current portion                                1,843         2,165       2,941     2,592
Stockholders' equity                                                  3,901         6,270       3,760     6,365

PER SHARE DATA
Income (loss) from continuing operations                               0.02         (0.05)      (0.19)     0.25
Net income (loss)                                                      0.02         (0.05)      (0.47)    (0.33)
Stockholders' equity                                                   0.70          1.13        0.68      1.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)             5,558         5,558       5,558     5,558

    Ratio of Earnings to Fixed Charges; Book Value per Share. The Company's ratio of earnings to fixed charges for the fiscal year ended December 31, 1996 was (4.59). The ratio of earnings to fixed charges for the fiscal year ended December 31, 1995 was 7.28. The ratio of earnings to fixed charges for the period ended June 30, 1997 was 1.64. For purposes of this paragraph, "earnings" is the Company's pre-tax income from continuing operations adjusted for the profit/loss input of items considered in fixed costs and "fixed costs" is the Company's (a) interest (whether expensed or capitalized), (b) amortization of debt expense, discounts, or premiums, and (c) such portion of rent expense representative of interest.

    Available Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be described in proxy statements distributed to the Company's Stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other publicly available information. Although neither the Purchaser nor Parent has any knowledge that such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of such information.





                                       34





8. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

    Purchaser. Purchaser is a wholly-owned subsidiary of Parent. Parent was formed in connection with the transactions contemplated under the terms of the Merger Agreement, and has not carried on any activities to date other than those incident to its formation, the Merger Agreement, and the commencement of the Offer.

    Parent. Parent is a wholly-owned subsidiary of Cross Country Associates, L.L.C., a privately held limited liability company formed solely for the purpose of holding the stock of Parent. Parent was formed in connection with the transactions contemplated under the terms of the Merger Agreement, and has not carried on any activities to date other than those incident to its formation, the Merger Agreement, and the commencement of the Offer.

    Parent beneficially owns 1,638,500 Shares and may be deemed the beneficial owner of an additional 702,481 Shares as a result of being a party to the Stockholders Agreement.

    Except as described in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on
Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past 60 days.

9. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Purchaser and Parent to consummate the Offer and the Merger, including Funding of Parent's escrow obligations described in "SPECIAL FACTORS -- The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement", hereof, and to pay related fees and expenses is estimated to be approximately $8.1 million. Parent will ensure that Purchaser has sufficient funds to acquire all the outstanding Shares pursuant to the Offer and the Merger. Parent will provide such funds from its working capital or its affiliates' working capital or from existing credit facilities or new credit facilities established for this purpose or from a combination of the foregoing. No decision has been made concerning which of the foregoing sources Parent will utilize. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

    Parent anticipates that any indebtedness incurred through borrowings under credit facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by parent and its affiliates (including, following the Merger, funds generated by the Surviving Corporation), and bank refinancing. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

10. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    The purpose of the Offer and the Merger is to enable Parent to acquire, in one or more transactions, control of the Board and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.





                                       35






    Parent intends, from time to time after completion of the Offer, to evaluate and review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, By-laws, capitalization, management or dividend policy.

    Except as described in this Offer to Purchase, Parent and Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel.

11. DIVIDENDS AND DISTRIBUTIONS.

    If, on or after September 9, 1997 (the "Applicable Date"), the Company should (a) split, combine or otherwise change the Shares or its capitalization,
(b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under options prior to the Applicable Date, in accordance with the terms of such options as publicly disclosed prior to the Applicable
Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of
Section 12, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Consideration and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the Applicable Date, the Company should declare or pay any cash dividend on the Shares or make any other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, which are payable or distributable to Stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 12, (a) the Offer Consideration may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering Stockholders will (i) be received and held by the tendering Stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Consideration or deduct from the Offer Consideration the amount or value thereof, as determined by the Purchaser, in its sole discretion.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by Purchaser of any of its rights under the Merger Agreement or a limited of remedies available to Purchaser for any breach of the Merger Agreement, including termination thereof.

12. CONDITIONS TO THE OFFER.

    Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the Applicable Date, and before the acceptance of such securities for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following events or facts shall have occurred:

       (a) an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect (i) making illegal the





                                       36






    purchase of, or payment for, any Shares by Parent, Purchaser or any affiliate of Parent or Purchaser; (ii) otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement; (iii) imposing limitations on the ability of Parent, Purchaser or any affiliate of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent or Purchase pursuant to the Offer on all matters properly presented to the Company's Stockholders, which would effect a material diminution in the value of the Shares acquired by Parent or Purchaser;

       (b) there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

       (c) any event shall have occurred or shall have failed to occur which shall result in a Company Material Adverse Effect, (as defined in the Merger Agreement) other than the Tax Claims;

       (d) the Company shall not have received the written opinion of Raymond James that the Offer Consideration to be received by the holders of the Shares in the Offer and Merger is fair, from a financial point of view, to such holders;

       (e) the Company shall not have caused its subsidiary, Homeowners Marketing Services International, Inc. to enter into and execute with each of its Affiliates an Amended and Restated Amendment to Affiliation Agreement, Profit Sharing Release and Estoppel Agreement upon terms and conditions satisfactory to Parent in its sole discretion;

       (f) any of the Company's covenants contained in the Merger Agreement shall not have been satisfied;

       (g) the Merger Agreement shall have been terminated in accordance with its terms; or

       (h) the IRS shall have advised the Company, either orally or in writing, that it is more probable than not that the cost to the Company of the Tax Claims, including interest, penalties, costs and expenses will exceed $8.5 million;

which, in the sole judgment of Parent and Purchaser in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 12 will be final and binding upon all parties.

13. CERTAIN LEGAL MATTERS.

    General. Except as described in this Section 13, based on a review of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 12.





                                       37






    State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempt to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, stockholders, employees, principal executive offices or principal places of business in such states.

    In 1982, in Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes applies to the Offer and the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer and the Merger, Purchaser might be required to file certain information with, or receive approvals form, the relevant state authorities, and Parent and Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Parent and Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 12.

    Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Merger Agreement however, is not subject to such requirements because the parties to the Merger Agreement satisfy the "size of the parties" exemption to the notice filing requirements.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Merger Agreement. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries and affiliates. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries and affiliates are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "THE TENDER OFFER -- Conditions to the Offer."

14. FEES AND EXPENSES.

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary





                                       38





compensation from Parent for their services and will be indemnified by Parent against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding the offering materials to their customers.

    The following is an estimate of expenses to be incurred in connection with the Offer:

 EXPENSES TO BE PAID BY PURCHASER AND ITS AFFILIATES:

   Legal Fees                                                           $ 60,000
   Printing and Mailing                                                 $ 20,000
   Advertising                                                          $ 25,000
   Filing Fees                                                          $  2,000
   Depositary Fees                                                      $  2,500
   Information Agent Fees                                               $ 12,500
   Miscellaneous                                                        $  5,000
                                                                        --------
     Total                                                              $127,000
                                                                        --------
EXPENSES TO BE PAID BY THE COMPANY:
   Financial Advisor                                                    $150,000
   Legal Fees                                                           $ 65,000
   Miscellaneous                                                        $  5,000

15. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and Parent have filed with the Commission a Tender Offer Statement on Schedule 14D-1 and a Rule 13e-3 Transaction Statement on Schedule 13E-3, and the Company has filed a Solicitation/Recommendation Statement on
Schedule 14D-9. Such statments, together with exhibits, furnishing certain additional information with respect to the Offer, and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in "THE TENDER OFFER -- Certain Information Concerning the Company -- Available Information" with respect to the Company (except that such material will not be available at the regional offices of the Commission).

                           CC ACQUISITION CORPORATION

September 19, 1997



                                       39





                                                                      SCHEDULE I


         DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

    Parent. Set forth below are the names, business address and present principal occupation or employment, and material occupations, positions, offices and employments of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 4040 Mystic Valley Parkway, Medford, Massachusetts 02155, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Parent has been employed in his or her present principal occupation listed below during the last five years.
Directors of Parent are indicated by an asterisk.


                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
                  NAME                                    5-YEAR EMPLOYMENT HISTORY
                  ----                                    -------------------------
Sidney D. Wolk*  ........................   1992 -- Present, Director, President and Treasurer of The
  Treasurer                                   Cross Country Group, Inc.
Nathan T. Wolk* .........................   1992 -- Present, Partner/Of-Counsel, Lane Altman & Owens
  Secretary                                   LLP, 101 Federal Street, Boston, MA 02110; 1992 -- Present,
                                              Director and Secretary of The Cross Country Group, Inc.
Howard L. Wolk*  ........................   1993 -- Present, Vice President, The Cross Country Group,
  President                                   Inc; 1993, Member, National Performance
                                              Review; Associate Counsel, White House Office of
                                              Presidential Personnel; 1992, Associate, Simpson Thacher
                                              & Bartlett.
Jeffrey C. Wolk*  .......................   1992 -- Present, Vice President, The Cross Country Group,
  Vice-President                              Inc.
Thomas P. Graham ........................   1993 -- Present, Chief Financial Officer, The Cross Country
  Chief Financial Officer                     Group, Inc.; 1992 - 1993, Chief Financial Officer, Dynamics
                                              Research Corporation.
Stephen P. Scapicchio  ..................   1992 -- Present, Vice President -- Finance, The Cross Country
  Vice President -- Finance                   Group, Inc.

    Purchaser. Set forth below are the names, business address and present principal occupation or employment, and material occupations, positions, offices and employments of each director and executive officer of Purchaser. Except as otherwise noted, the business address of each such person is 4040 Mystic Valley Parkway, Medford, Massachusetts 02155, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Purchaser has been employed in his or her present principal occupation listed below during the last five years. Directors of Purchaser are indicated by an asterisk.


                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT
                  NAME                                    5-YEAR EMPLOYMENT HISTORY
                  ----                                    -------------------------
Sidney D. Wolk* .........................                          See Above
  Treasurer
Nathan T. Wolk* .........................                          See Above
  Secretary
Howard L. Wolk* .........................                          See Above
  President
Jeffrey C. Wolk* ........................                          See Above
  Vice President


                                      I-1






                                                                     SCHEDULE II

                OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

September 16, 1997

The Board of Directors
Homeowners Group, Inc.
400 Sawgrass Corporate Parkway
Sunrise, FL 33325

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view, to the stockholders of the outstanding common stock (the "Common Stock") of Homeowners Group, Inc. ("Homeowners" or the "Company") of the consideration to be received in connection with the proposed offer (the "Offer") to purchase any and all outstanding shares of Common Stock, including the associated common stock purchase rights, for total consideration of up to $2.06 per share, $.55 of which shall be net to the stockholder in cash, and $1.51 of which shall be held in an escrow account pending resolution of certain tax liabilities that may be assessed against the Company.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 14, 1996 among the Company and The Cross Country Group, Inc. ("Cross Country") and CHGI Acquisition Corporation ("CHGI"), as amended as of October 31, 1996, January 31, 1997, July 1, 1997 and September 9, 1997 (the "Merger Agreement"). The Merger Agreement provides that, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all of the conditions to the Merger (as defined herein), (a) CC Acquisition Corporation ("CC"), a wholly-owned subsidiary of HAC, Inc. ("HAC"), as assignee of the rights and obligations of CHGI under the Merger Agreement shall be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and wholly owned directly by HAC and (b) each of the shares of the Company, outstanding at the effective time of the Merger (other than shares held by CC and its affiliates and Company stockholders who have perfected their statutory appraisal rights under Delaware law), shall be converted into the right to receive the Offer consideration.

    In connection with our review of the proposed Offer and Merger and the preparation of our opinion herein, we have examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and its affiliates; (iii) certain unaudited financial statements and operating reports of the Company, its subsidiaries and affiliates; (iv) certain internal financial analyses and forecasts for the Company, its subsidiaries and affiliates prepared by management and (v) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company, its subsidiaries and affiliates to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

    We have assumed and relied upon the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained and independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, its subsidiaries and affiliates. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

    Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of September 16, 1997 and any change in such circumstances would require a reevaluation of this opinion.

    We express no opinion as to the underlying business decision of Homeowners to effect the Merger, the structure or tax consequences of the Offer and Merger Agreement or the availability or advisability of any alternatives to the Offer and Merger.



                                      II-1





The Board of Directors
Homeowners Group
September 16, 1997
Page 2

    In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company, its subsidiaries and affiliates and certain other publicly held companies in businesses we believe to be comparable to Homeowners; (ii) the current financial position and results of operations of the Company, its subsidiaries and affiliates and forecast results of such entities; (iii) the historical market prices and trading activity of the Common Stock of Homeowners; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

    Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. For our services including the rendering of this opinion, the Company will pay us a fee upon the issuance of this opinion. In addition, Raymond James will receive a financial advisory fee upon the closing of the Merger and the Company has agreed to indemnify Raymond James against certain liabilities arising out of the rendering of this opinion.

    In the ordinary course of our business, we trade the Common Stock of Homeowners for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such security.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Offer and Merger and is not intended to confer rights or remedies upon Cross Country or the stockholders of Cross Country and does not constitute a recommendation to any stockholders of Homeowners regarding whether said stockholder should tender their Common Stock pursuant to the Offer and/or how said stockholder should vote at any meeting of the stockholders of Homeowners. This opinion is not to be quoted or referred to, in whole or in part, without our written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of September 16, 1997, the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger Agreement is fair, from a financial point of view, to the holders of the Company's outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.



                                      II-2




                                                                    SCHEDULE III


              TEXT OF SECTION 262 OF THE GENERAL CORPORATION
                       LAW OF THE STATE OF DELAWARE
                          GENERAL CORPORATION LAW
                         OF THE STATE OF DELAWARE

262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.



                                      III-1





    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of an class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has bee-n given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given ,prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the



                                     III-2







merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery , if such is required, may , participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable



                                     III-3






to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
(Last amended by Ch. 349, L. '96, eff. 7-1-96.)




                                     III-4







    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Certificates for the Shares and any other required documents should be sent by each Stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:




                      The Depositary for the Offer is
                CONTINENTAL STOCK TRANSFER & TRUST COMPANY


          By Mail:                            By Hand:                         By Overnight:
         2 Broadway                    2 Broadway, 19th Floor                   2 Broadway
     New York, NY 10004                  New York, NY 10004                 New York, NY 10004


                        By Facsimile Transmission:
                              (212) 509-5150
                           Confirm by Telephone:
                         (212) 509-4000, Ext. 535

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent at its respective telephone numbers and address listed below. A Stockholder may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                  The Information Agent for the Offer is:

                                    MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885